Exhibit 10.1

SHIELDS HEALTH SOLUTIONS PARENT, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Dated as of October 29, 2021

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

SHIELDS HEALTH SOLUTIONS PARENT, LLC

A Delaware Limited Liability Company

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of SHIELDS HEALTH SOLUTIONS PARENT, LLC, a Delaware limited liability company (the “Company”), is dated and effective as of October 29, 2021 (the “Effective Date”) and is adopted, executed and agreed to by and among (i) the Company, (ii) the Members, (iii) with respect to Section 7.1 and Articles VIII, X and XII, the Beneficial Owners and (iv) with respect to Articles X and Article XII, the Walgreens Parent.

W I T N E S S E T H:

WHEREAS, on July 12, 2019, (the “Original Formation Date”), a Certificate of Formation with respect to the Company was filed with the Secretary of State of the State of Delaware thereby forming the Company as a limited liability company under the Act;

WHEREAS, on August 19, 2019, the Company and the other parties thereto entered into an Amended and Restated Limited Liability Company Agreement of the Company (the “First A&R LLC Agreement”); and

WHEREAS, the parties desire to enter into this Agreement in order to amend and restate the First A&R LLC Agreement and provide for, among other things, (a) the management of the business and affairs of the Company, (b) the allocation among the Members of the profits and losses of the Company and (c) the respective rights and obligations of the parties to each other with respect to the Company.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, each intending to be legally bound, agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“Act” means the Delaware Limited Liability Company Act, Title 6, §§ 18-101, et seq., as it may be amended from time to time.

“Additional Member” means any Person that has been admitted to the Company as a Member pursuant to Section 6.4 by virtue of having received its Units from the Company and not from any other Member.

“Adjusted EBITDA” has the meaning assigned to such term in the Senior Credit Facility.

“Affiliate” means, with respect to any specified Person at any time, each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time.

“After-Acquired Business” has the meaning set forth in Section 12.2(a).

“After-Acquired Company” has the meaning set forth in Section 12.2(a).

“Agents” has the meaning set forth in Section 12.1(b).

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement of the Company, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Available Securities” has the meaning set forth in Section 10.1(a).

“Basis Step-up” has the meaning set forth in Section 14.3.

“Beneficial Owners” means each of the Persons listed on Schedule C and any transferee of any Securities held by such Persons that results in such transferee beneficially owning any Units. Schedule C further lists the entities each Beneficial Owner has an interest in that directly or indirectly owns Units. For purposes of Article XII, Beneficial Owners shall also include the Walgreens Parent.

“Blocker Corporation” has the meaning set forth in Section 14.2.

“Blocker Corporation Merger” has the meaning set forth in Section 14.2.

“Board” has the meaning set forth in Section 3.1(a).

“Board Voting Percentage” has the meaning set forth in Section 3.3(d).

“Budget Act” means Title XI of the Bipartisan Budget Act of 2015, Public Law No: 114-74 (2015) and any Regulations promulgated thereunder.

“Business” means the business of managing not-for-profit health system-owned specialty pharmacies.

“Business Day” means a day other than a Saturday or Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required by law to close.

“Call” has the meaning set forth in Section 9.1(c).

“Call Closing” has the meaning set forth in Section 9.3.

“Call Exercise Price Notice” has the meaning set forth in Section 9.2(b).

“Call Notice” has the meaning set forth in Section 9.1(c).

“Call Objection” has the meaning set forth in Section 9.2(c).

“Call Resolution Period” has the meaning set forth in Section 9.2(d).

“Call Review Period” has the meaning set forth in Section 9.2(c).

“Call Right” has the meaning set forth in Section 9.1(c).

“Call Seller” has the meaning set forth in Section 9.1(c).

“Call Units” means the number of Common Units, WCAS Blocker Units, or Exchanged Units (after effecting a Management Incentive Unit Contribution and Exchange for all of the applicable holder’s Vested Management Incentive Units) subject to a Call Right or Clean-Up Call Right, as applicable.

“Capital Account” means, with respect to any Members, the account maintained for such Members in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be added such Member’s Capital Contributions, such Member’s allocable share of Net Income and any items in the nature of income or gain which are specially allocated to such Member pursuant to Section 5.3(b) hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b) From each Member’s Capital Account there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s allocable share of Net Losses and any items in the nature of expenses or losses which are specially allocated to such Member pursuant to Section 5.3(b) hereof, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c) In the event any Unit is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Unit.

(d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Code Section 704(b) and the Regulations promulgated thereunder, and shall be interpreted and applied by the Board in a manner consistent with such Regulations.

“Capital Contribution” means the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed from time to time to the Company by a Member.

“Cash” shall mean, as of any time of determination, the aggregate amount of all cash and cash equivalents, bank and other depositary accounts and safe deposit boxes, commercial paper, treasury bills, short-term investments, other wire transfers and drafts deposited or received and available for deposit, demand accounts, certificates of deposit, marketable securities, short-term deposits and other similar cash items of the Company and its Subsidiaries.

“Cause” means (i) with respect to a Management Member who has an employment agreement with the Company or a Subsidiary thereof that defines such term or similar term, the meaning given to such term or similar term in such employment agreement, and (ii) with respect to any other Management Member, any of the following, as determined in good faith by the Board, (a) the material breach by such Management Member of this Agreement which is not cured within thirty (30) days following written notice of such breach to such Management Member describing the material breach in reasonable detail; provided, however, that if such breach is not capable of being cured, no such cure period shall be applicable, (b) the material breach by such Management Member of any agreement relating to employment, non-competition or non-solicitation with the Company or any of the its Subsidiaries which is not cured within thirty (30) days following written notice of such breach to such Management Member describing the material breach in reasonable detail; provided, however, that if such breach is not capable of being cured, no such cure period shall be applicable, (c) the repeated willful or intentional failure, after written notice describing such failure in reasonable detail, to follow the reasonable directives of a supervisor or the Board (or the equivalent governing body of any Subsidiary that is the employer of such Management Member), (d) the repeated willful or intentional failure, after written notice describing such failure in reasonable detail, to observe all material policies of the Company or its Subsidiaries generally applicable to employees of the Company or its Subsidiaries, as the case may be, (e) the gross negligence, intentional misconduct or unethical conduct by such Management Member in the performance of his or her duties which is harmful to the Company or its Subsidiaries or their reputation, including conduct that is harassing or discriminating to or against other employees of the Company or its Subsidiaries, (f) the commission of any act of fraud, embezzlement, moral turpitude, sexual misconduct, misappropriation of property or dishonesty with respect to the Company or its Subsidiaries or any of their respective employees, vendors, suppliers or customers or (g) such Management Member shall have been convicted of, or shall have pleaded guilty or nolo contendere to, any felony or act involving moral turpitude.

“Certificate” has the meaning set forth in Section 2.1.

“Class” or “Classes” means, the different classes of Units from time to time outstanding (which are initially the Common Units).

“Clean-Up Call” has the meaning set forth in Section 9.1(e).

“Clean-Up Call Right” has the meaning set forth in Section 9.1(e).

“Clean-Up Put” has the meaning set forth in Section 9.1(e).

“Clean-Up Put Right” has the meaning set forth in Section 9.1(e).

“Clean-Up Put Window” has the meaning set forth in Section 9.1(e).

“Clean-Up Put/Call Date” has the meaning set forth in Section 9.1(e).

“Code” means the Internal Revenue Code of 1986, as amended, from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Common Unit Certificate” means the certificate and/or agreement to be executed by the Company and each holder of Management Incentive Units upon the issuance of such Management Incentive Units to such Person, providing for terms and conditions relating to such Management Incentive Units, including, if applicable, the vesting and termination of such Management Incentive Units, in each case as determined by the Board.

“Common Unit Reduction Amount” has the meaning set forth in Section 5.4(c).

“Common Units” means the common membership interests of the Company designated as “Common Units” and having the relative rights, preferences, privileges, limitations and qualifications set forth in this Agreement.

“Company Equity Securities” has the meaning set forth in Section 7.1(a).

“Company Plan” means any equity incentive or severance plan, arrangement or agreement of the Company.

“Confidential Information” means oral and written information concerning the Company or its Subsidiaries or their respective businesses or operations furnished to any Member or Agent thereof by or on behalf of the Company or any Subsidiary or Affiliate thereof (irrespective of the form of communication and whether such information is so furnished before, on or after the Effective Date), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by any Member or any Agent thereof containing or based in whole or in part on any such furnished information; provided, that the term “Confidential Information” does not include any information which (i) at the time of disclosure is or thereafter becomes generally available to the public (other than as a result of a disclosure directly or indirectly by such Member or any Agent thereof in violation of Section 12.1) or (ii) is or becomes available to such Member on a non-confidential basis from a source other than the Company or its agents, representatives or advisors; provided that such source was not known by such Member, after reasonable investigation, to be prohibited from disclosing such information to such Member by a legal, contractual or fiduciary obligation.

“Debt” of any Person means without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all obligations of such Person for the deferred purchase price of property or services that in accordance with GAAP would be shown as a liability on the balance sheet of such Person (other than accounts payable that are payable not more than one year after the date of incurrence), (d) any obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is or is required to be classified and accounted for as a capital lease obligation under GAAP, (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (f) all Debt of others referred to in clauses (a) through (e) above guaranteed directly or indirectly by such Person, and (g) all Debt referred to in clauses (a) through (f) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be calculated with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Designated Affiliate” means (i) in the case of a Member that is not a natural person, to an Affiliate of such Member and (ii) in the case of a Member who is a natural person, in connection with estate planning by such Member to such Member’s parents, spouse and lineal descendants and the lineal descendants of such Member’s parents or spouse, or trusts for the benefit of, or corporations, limited liability companies or partnerships, the stockholders, members or general and/or limited partners of which include, only such Member and/or Member’s parents, spouse or lineal descendants or the lineal descendants of such Member’s parents or spouse; provided, further, that Units may be transferred to a minor or an incompetent.

“Distributable Assets” means, with respect to any fiscal period, all cash receipts (including from any operating, investing, and financing activities) and other assets of the Company from any and all sources, reduced by operating expenses, contributions of capital to Subsidiaries, investments and payments required to be made in connection with any loan to the Company and any reserve for contingencies or escrow required, in the judgment of the Board acting in good faith.

“Distribution Threshold” means, with respect to any Management Incentive Unit, an amount specified by the Board at the time of its issuance, provided, that such amount shall not be less than (x) the amount of distributions to which such Management Incentive Unit would be entitled (if its Distribution Threshold were zero (0)) under Section 5.4(b) if, immediately after the issuance of such Management Incentive Unit all the assets of the Company were sold for their respective fair market values (as determined by the Board in its sole discretion), the liabilities of the Company were paid in full, and the remaining proceeds were distributed in accordance with Section 5.4(b), minus (y) any amount contributed in respect of such Management Incentive Unit. The Board may increase any Distribution Threshold with respect to outstanding Management Incentive Units in connection with any capital contribution made to the Company following the issuance of such Management Incentive Units.

“Effective Date” means October 29, 2021.

“Eligible Issuance” means the issuance by the Company to any Person or Persons (including any of the Members or their Affiliates) of any Company Equity Securities, other than:

(a) the issuance on the Effective Date of the Units described on Schedule A;

(b) an issuance by the Company of any Company Equity Securities in connection with or pursuant to a Company Plan approved by the Board;

(c) an issuance by the Company of Company Equity Securities issued as consideration in any bona fide business acquisition by the Company or any Subsidiary thereof, whether by merger, consolidation, purchase of assets or otherwise;

(d) an issuance by the Company of Company Equity Securities to Persons with which the Company or any Subsidiary thereof has entered into a bona fide new business relationship (or has amended an existing bona fide business relationship); provided that such issuances are not primarily for equity financing purposes;

(e) an issuance by the Company of any Company Equity Securities upon the exercise, exchange or conversion of convertible securities or outstanding options or warrants to buy Company Equity Securities that have been issued in compliance with, or the issuance of which was exempt from, the preemptive rights provided in Article XI;

(f) an issuance by the Company of Company Equity Securities to Persons the disinterested members of the Board determine may provide strategic or commercial benefits to the Company or any Subsidiary;

(g) an issuance by the Company of any Company Equity Securities to a lender in connection with a debt financing or the amendment of any debt financing arrangements; or

(h) the issuance of securities in a conversion of the Company, an IPO, or upon any split, combination, dividend or other similar event in respect of the Company Equity Securities.

“Equity Securities” means as to any Person that is a corporation, the shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the ownership, beneficial or membership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.

“Exchanged Units” has the meaning set forth in Section 9.1(d).

“Exercise Price” means, with respect to any Put Unit or Call Unit, as applicable, a dollar amount equal to the quotient obtained by dividing (i) the Total Enterprise Value minus the aggregate amount of Debt of the Company and its Subsidiaries plus the aggregate amount of Cash by (ii) the total number of Units and Management Incentive Units (in either case, following any applicable Management Incentive Unit Contribution and Exchange) outstanding.

“Fair Market Value” of any Equity Security means the fair value of such security as determined based on the fair market value of the entire equity of the issuer of such Equity Security as a going concern and the terms, rights and preferences of all Equity Securities of such issuer, without any discount for lack of liquidity or minority interest, and taking into account the assets, liabilities, earnings and prospects of the issuer and its Subsidiaries (“Equity Value”), as determined by the Board acting in good faith; provided, that with respect to any determination of the Fair Market Value of any Unit, such determination shall be made by determining the aggregate amount of Distributable Assets that the holder of such Unit would receive in respect of such Unit if the Company were to distribute an amount equal to its Equity Value to its Members in a distribution in accordance with Section 5.4(b).

“First A&R LLC Agreement” has the meaning set forth in the recitals.

“First Call Window” has the meaning set forth in Section 9.1(c).

“First Put/Call Exercise Date” has the meaning set forth in Section 9.1(a).

“First Put Window” has the meaning set forth in Section 9.1(a).

“GAAP” means United States generally accepted accounting principles as from time to time in effect.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of the contribution, as determined by the contributing Member and the Company.

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board in good faith, as of the following times:

(i) the acquisition of an additional interest in the Company after the date hereof by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative share of the Company’s Net Income, Net Losses and distributions pursuant to this Agreement and the Act of the Members;

(ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an entire or partial interest in the Company, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative share of the Company’s Net Income, Net Losses and distributions pursuant to this Agreement and the Act of the Members;

(iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(iv) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of being a Member; and

(v) such other times as the Board shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(c) The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution, as reasonably determined by the Board taking into account the following proviso; provided that, in the case of such assets which are Securities, the gross fair market value thereof shall be reduced (i) if and to the extent appropriate, in the good faith judgment of the Board, due to illiquidity of such Securities and (ii) for any sales or other commissions reasonably likely to be incurred or applied in a sale of such Securities.

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Board determines that an adjustment pursuant to subparagraph (b) of this definition of Gross Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

“Health System Co-Investors” means the Sellers set forth on Schedule D.

“Independent Managers” shall have the meaning set forth in Section 3.2(a)(vi).

“Investors” means Shields, Shields Holdings, Walgreens, WBA Acquisition 4, LLC and WCAS Blocker.

“IPO Election Notice” has the meaning set forth in Section 14.4(b).

“IPO Right” has the meaning set forth in Section 14.4(b).

“IPOCo” has the meaning set forth in Section 14.2.

“Losses” has the meaning set forth in Section 3.8(b).

“Management Adjusted EBITDA” shall be calculated in accordance with the methodology described on Schedule I and consistent with the illustrative calculation set forth on Schedule I.

“Management Incentive Unit Contribution and Exchange” has the meaning set forth in Section 9.1(d).

“Management Incentive Units” means the Common Units issued to the Management Members that have a Distribution Threshold and were subject to a Common Unit Certificate at the time of the issuance thereof.

“Management Member” means each holder of Company Equity Securities who is or was at any time an employee, manager (including Managers), director or non-employee service provider of the Company or a Subsidiary thereof. For purposes of this Agreement, references to “employee,” “employed,” “employment” or similar terms shall, in the case of a manager, director or non-employee service provider, be deemed to refer to service to the Company or a Subsidiary thereof as a manager, director or non-employee service provider as applicable. Notwithstanding the foregoing, Shields shall be deemed to be a Management Member only with respect to, and to the extent of, any Management Incentive Units held by Shields.

“Manager” has the meaning set forth in Section 3.1(a).

“Medical Center Specialty Pharmacy” has the meaning set forth in Section 12.2(a).

“Member” means each Person listed on Schedule A as of the date hereof and each other Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act. The Members shall constitute the “members” (as that term is defined in the Act) of the Company.

“Member’s Owner” has the meaning set forth in Section 7.1(d)(i).

“Net Income” or “Net Loss” means for each fiscal year of the Company, an amount equal to the Company’s taxable income or loss for such fiscal year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, Depreciation shall be taken into account for such fiscal year;

(f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(g) Notwithstanding any other provision of this definition of Net Income or Net Loss, any items which are specially allocated pursuant to Section 5.3(b) hereof shall not be taken into account in computing Net Income or Net Loss. To the extent permitted by the Regulations, the amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.3(b) hereof shall be determined by applying rules analogous to those set forth in this definition of Net Income or Net Loss.

“New Specialty Pharmacy” has the meaning set forth in Section 12.2(a).

“Offer Notice” has the meaning set forth in Section 11.2(a).

“Officer” means each Person designated as an officer of the Company pursuant to and in accordance with the provisions of Section 3.6.

“Original Formation Date” has the meaning set forth in the recitals.

“Original Investors” means Shields, Shields Holdings, Walgreens and WCAS Blocker.

“Participating Members” has the meaning set forth in Section 14.3.

“Participating Members’ Basis Step-up” has the meaning set forth in Section 14.3.

“Participating Qualified Investor” has the meaning set forth in Section 11.2(a).

“Partnership Representative” means the “partnership representative” (within the meaning of Section 6223(a) of the Code).

“Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

“Preemptive Offer” has the meaning set forth in Section 11.2(a).

“Pro Rata Voting Percentage” means, with respect to a Voting Investor, a percentage expressed as a fraction the numerator of which is the aggregate number of Common Units directly or indirectly held by such Voting Investor and its Designated Affiliates (and in the case of Shields and UMass, for purposes of determining their respective Pro Rata Voting Percentages only, fifty percent (50%) of all Common Units held by Shields Holdings shall be deemed held by Shields and fifty percent (50%) of all Common Units held by Shields Holdings shall be deemed held by UMass; and in the case of Walgreens and WCAS, for purposes of determining their respective Pro Rata Voting Percentages, the Common Units held by WCAS Blocker shall be deemed to be held by Walgreens or its Designated Affiliate or to the WCAS Group to the extent of their relative ownership of WCAS Blocker), and the denominator of which is the aggregate number of Common Units held by all the Voting Investors and their Designated Affiliates.

“Prohibited Transferee” means, with respect to the Transfer by any Member, a Person that engages in any business that is competitive with the business of the Company or any of its Subsidiaries and, with respect to the Transfer by any Member other than Walgreens or its Designated Affiliate, CVS Health Corporation and any of its Subsidiaries.

“Proportionate Fully-Diluted Percentage” means, with respect to a Member, a percentage expressed as a fraction the numerator of which is the aggregate number of Common Units (other than Management Incentive Units) held by such holder and the denominator of which is the aggregate number of Common Units (other than Management Incentive Units) held by all the Members; provided that in the case of Walgreens and WCAS, for purposes of determining their respective Proportionate Fully-Diluted Percentages, the Common Units held by WCAS Blocker shall be deemed to be held by Walgreens or its Designated Affiliate or the WCAS Group to the extent of their relative ownership of WCAS Blocker.

“Public Offering” means a public offering of common stock of any corporate successor to the Company or any shares of common stock of a Subsidiary of the Company pursuant to an effective registration statement (other than on a Form S-4 or other similar form) under the Securities Act.

“Put” has the meaning set forth in Section 9.1(a).

“Put Closing” has the meaning set forth in Section 9.3.

“Put Exercise Price Notice” has the meaning set forth in Section 9.2(b).

“Put/Call Exercise Date” has the meaning set forth in Section 9.1(b).

“Put/Call Measurement Period Financials” means (i) the unaudited financial statements for the Company for the calendar quarter ending March 31, 2023 (in the case of the First Put/Call Exercise Date), the calendar quarter ending March 31, 2024 (in the case of the Second Put/Call Exercise Date) and the most recent calendar quarter (in the case of a Clean-Up Put, Clean-Up Call or Special Put, as the case may be), as applicable, prepared in accordance with the methodology set forth in Schedule E and (ii) the calculation of Management Adjusted EBITDA related thereto.

“Put/Call Multiple” shall have the meaning set forth on Schedule I.

“Put Notice” has the meaning set forth in Section 9.1(b).

“Put Objection” has the meaning set forth in Section 9.2(c).

“Put Resolution Period” has the meaning set forth in Section 9.2(d).

“Put Review Period” has the meaning set forth in Section 9.2(c).

“Put Right” has the meaning set forth in Section 9.1(a).

“Put Seller” has the meaning set forth in Section 9.1(a).

“Put Units” means the number of Common Units, WCAS Blocker Units or Exchanged Units (after effecting a Management Incentive Unit Contribution and Exchange for the applicable Vested Management Incentive Units) subject to a Put Right, Clean-Up Put Right or Special Put Right, as applicable.

“Qualified Investor” means any Member other than a Member that only holds Management Incentive Units. For the avoidance of doubt, a Member that holds Management Incentive Units and any other Units (including Common Units that are not Management Incentive Units) shall be a Qualified Investor.

“Qualified Public Offering” means a Public Offering approved by the Board (or successor governing body) where the aggregate gross proceeds to the corporate successor to the Company or a Subsidiary of the Company exceed $25,000,000.

“Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Repurchase Option” has the meaning set forth in Section 10.1(a).

“Repurchase Price” has the meaning set forth in Section 10.1(c).

“Required Standard of Conduct” has the meaning set forth in Section 3.8(a).

“Restricted Person” has the meaning set forth in Section 12.2(a).

“Run-Rate Adjusted EBITDA” means the annualized (i) Management Adjusted EBITDA for the calendar quarter ending March 31, 2023 (in respect of the First Put/Call Exercise Date), (ii) Management Adjusted EBITDA for the calendar quarter ending March 31, 2024 (in respect of the Second Put/Call Exercise Date) and (iii) Management Adjusted EBITDA for the most recent calendar quarter (in respect of a Clean-Up Put, Clean-Up Call or Special Put, as the case may be).

“Sale Transaction” means any single or series of related transactions involving (i) any merger, amalgamation, consolidation, share exchange, reorganization, business combination or similar transaction of the Company (or any direct or indirect Subsidiary of the Company that directly or indirectly holds substantially all of the assets of the Company and its Subsidiaries) with or into any Person pursuant to which fifty percent (50%) or more of the outstanding Common Units (or equity interests of such Subsidiary) will be acquired by such Person, (ii) the sale of Common Units (or equity interests of any direct or indirect Subsidiary of the Company that directly or indirectly holds substantially all of the assets of the Company and its Subsidiaries) to any Person that represents fifty percent (50%) or more of the outstanding Common Units (or equity interests of such Subsidiary) or (iii) the sale of all or substantially all of the assets of the Company (or any direct or indirect Subsidiary of the Company that directly or indirectly holds substantially all of the assets of the Company and its Subsidiaries).

“Second Put/Call Exercise Date” has the meaning set forth in Section 9.1(b).

“Second Put Window” has the meaning set forth in Section 9.1(b).

“Securities” means any debt or equity securities of any issuer, including common and preferred stock and interests in limited liability companies (including warrants, rights, put and call options and other options relating thereto or any combination thereof), notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness and other property or interests commonly regarded as securities.

“Securities Act” means the Securities Act of 1933, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, as the same may be amended from time to time.

“Seller Group” means the Sellers and their respective Designated Affiliates.

“Seller Group Approval Matters” has the meaning set forth in Section 4.2.

“Sellers” and each a “Seller” means the Beneficial Owners, excluding the Walgreens Group.

“Senior Credit Facility” means that certain Credit Agreement, dated as of March 30, 2021, by and among Shields Health Solutions Holdings, LLC, as Borrower (as defined therein), Shields Health Solutions Midco, LLC, as Holdings (as defined therein), Guggenheim Credit Services, LLC, as administrative agent and collateral agent and the lenders from time to time party thereto.

“Shields” means Jack Shields.

“Shields Designee” has the meaning set forth in Section 9.5(a).

“Shields Group” means Shields and its Designated Affiliates.

“Shields Holdings” means Shields Specialty Pharmacy Holdings, LLC.

“Shields Holdings Group” means Shields Holdings and its Designated Affiliates.

“Special Put” has the meaning set forth in Section 9.1(f).

“Special Put Right” has the meaning set forth in Section 9.1(f).

“Subsidiary” means, (i) with respect to the Company or any other Person, any Person of which the Company (or such other Person) owns securities having a majority of the voting power in electing the board of directors directly or through one or more Subsidiaries (or, in the case of a partnership, limited liability company or other similar entity, securities conveying, directly or indirectly, a majority of the economic interests in such partnership or entity), including any Person of which the Company (or such other Person) or any Subsidiary serves as general partner or managing member; and (ii) with respect to the Company, any other entity controlled or jointly-controlled by the Company or Subsidiary thereof that provides services to any Person for or on behalf of which the Company or any of its Subsidiaries provides any management, administrative, consulting, health care, billing, or business support services, including Dignity Health Specialty Pharmacy, LLC.

“Substitute Member” means any Person that has been admitted to the Company after the date hereof as a Member pursuant to Section 6.4 by virtue of such Person receiving a Unit from a Member and not from the Company.

“Tag-Along Investors” has the meaning set forth in Section 8.1(a).

“Tag-Along Notice” has the meaning set forth in Section 8.1(a).

“Tag-Along Pro Rata Basis” has the meaning set forth in Section 8.1(c).

“Tag-Along Sale” has the meaning set forth in Section 8.1(a).

“Tax Year” has the meaning set forth in Section 14.3.

“Termination” has the meaning set forth in Section 10.1(a).

“Terms of Engagement” has the meaning set forth in Section 9.4.

“Total Enterprise Value” means the product of the Put/Call Multiple multiplied by (i) the Run-Rate Adjusted EBITDA for the calendar quarter ending March 31, 2023 in respect of the First Put/Call Exercise Date, (ii) the Run-Rate Adjusted EBITDA for the calendar quarter ending March 31, 2024 in respect of the Second Put/Call Exercise Date and (iii) the Run-Rate Adjusted EBITDA for the calendar quarter immediately prior to the exercise date of a Clean-Up Put Right, Clean-Up Call Right or Special Put Right, as applicable, in respect of the exercise date of any Clean-Up Put Right, Clean-Up Call Right or Special Put Right.

“TRA” has the meaning set forth in Section 14.3.

“Transfer” means a transfer, sale, assignment, pledge, hypothecation or other disposition, whether directly or indirectly pursuant to the creation of a derivative security, the grant of an option or other right or the imposition of a restriction on disposition or voting, and irrespective of whether any of the foregoing are effected, with or without consideration, voluntarily or involuntarily, by operation of law or otherwise, or whether inter vivos or upon death (it being agreed that any Transfer of Equity Interests in an entity that itself holds Company Equity Securities shall be deemed to be a Transfer of the underlying Company Equity Securities if undertaken as a scheme to avoid the restrictions on Transfer contained in this Agreement).

“Transferring Investor” has the meaning set forth in Section 8.1(a).

“UMass” means Memorial Health Ventures, Inc.

“UMass Blocker Corporation” has the meaning set forth in Section 7.2.

“UMass Group” means UMass and its Designated Affiliates.

“Units” means units of interest in the Company from time to time outstanding hereunder (which are initially represented by the Common Units).

“Unresolved Matters” has the meaning set forth in Section 9.4.

“Unvested Management Incentive Units” means, as of any time of determination, Management Incentive Units that are not Vested Management Incentive Units.

“Valuation Firm” has the meaning set forth in Section 9.4.

“Vested Management Incentive Units” means, as of any time of determination, Management Incentive Units that have vested as of or prior to such time in accordance with the terms of the Common Unit Certificate corresponding to such Management Incentive Units or that were not subject to any vesting restrictions upon the issuance thereof.

“Voting Investors” means Shields, UMass, Walgreens and WCAS.

“Walgreens” means Walgreen Co.

“Walgreens Group” means Walgreens and its Designated Affiliates, including, for the avoidance of doubt, WBA Acquisition 4, LLC.

“Walgreens Parent” means Walgreens Boots Alliance, Inc.

“WCAS” means WCAS XIII, L.P.

“WCAS Blocker” means WCAS Shields Holdings, LLC.

“WCAS Blocker Corporation” has the meaning set forth in Section 7.2.

“WCAS Group” means WCAS XIII, L.P., WCAS XIII Cayman, L.P., WCAS XIII Co-Investors LLC, WCAS Management L.P., and WCAS Co-Invest, L.P.

“WCAS Blocker Units” means (i) all Equity Securities of WCAS Blocker from time to time held by WCAS and (ii) any securities of the Company or any other Person from time to time directly or indirectly received (whether by means of sale, exchange, conversion, merger, consolidation or otherwise) in respect of any securities referred to in clause (i) above and from time to time held by WCAS.

Section 1.2.Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All terms herein that relate to accounting matters shall be interpreted in accordance with GAAP. All references to “Sections” and “Articles” shall refer to Sections and Articles of this Agreement unless otherwise specified. The words “hereof” and “herein” and similar terms shall relate to this Agreement.

ARTICLE II.

GENERAL PROVISIONS

Section 2.1.Formation. The Company has been organized as a Delaware limited liability company by the execution and filing of a Certificate of Formation (as amended from time to time, the “Certificate”) by an authorized person under and pursuant to the Act. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

Section 2.2.Name. The name of the Company is Shields Health Solutions Parent, LLC, the name specified in the Certificate filed with the Secretary of State of the State of Delaware on the Original Formation Date. All Company business shall be conducted in that name or in such other names that comply with applicable law as the Board may select from time to time.

Section 2.3.Term. The term of the Company commenced on the Original Formation Date, the date the original Certificate was filed with the office of the Secretary of State of the State of Delaware, and shall continue in existence perpetually until termination or dissolution in accordance with the provisions of Section 6.2.

Section 2.4.Purpose; Powers.

(a) General Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

(b) Company Action. Subject to the provisions of this Agreement and except as prohibited by applicable law (i) the Company may, with the approval of the Board (or a duly authorized committee thereof) or a duly authorized Officer, enter into and perform any and all documents, agreements and instruments contemplated by such approval, all without any further act, vote or approval of any Member and (ii) the Board (or a duly authorized committee thereof) may authorize any Person (including any Member, Manager or Officer) to enter into and perform any document on behalf of the Company.

Section 2.5.Foreign Qualification. The Board shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction in which the location of its assets and properties or the conduct of its business requires such qualification unless the Board shall determine otherwise and determine that the failure so to qualify would not have a material adverse effect on the Company.

Section 2.6.Registered Office; Registered Agent; Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Board may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records at such place. The Company may have such other offices as the Board may designate from time to time.

Section 2.7.Partnership Status. The Members intend that the Company shall be treated as a partnership and as a “new partnership” and not a continuation of Shields Holdings, in each case for federal, state and local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

Section 2.8.Rights and Privileges of Initial Classes of Units; Voting.

(a) The Membership Interests of the Members of the Company shall be divided into Units. There is hereby created a class of Units designated as the “Common Units”. Each Management Incentive Unit shall have a Distribution Threshold. Except for any difference in the applicable Distribution Threshold of a Management Incentive Unit or as otherwise provided in any Common Unit Certificate corresponding to such Management Incentive Unit, each Common Unit shall be identical to all other Common Units in all respects and shall entitle the holder thereof to the rights, interests, preferences and privileges of a holder of a Common Unit as set forth in this Agreement.

(b) Except as otherwise expressly provided in this Agreement or as required by non-waivable provisions of applicable law, the Management Incentive Units shall be non-voting. Those Common Units that are designated as Management Incentive Units hereunder shall, if applicable, vest in accordance with the terms of the applicable Common Unit Certificate. Each Member that receives Management Incentive Units shall make an election under Section 83(b) of the Code within thirty (30) days of the date such Management Incentive Units are transferred to the Member and shall promptly provide the Company with a copy of such election.

Section 2.9.Ownership and Issuance of Units.

(a) The ownership of outstanding Units of the Members shall be listed on Schedule A to this Agreement, as from time to time amended or supplemented in accordance with this Agreement. From time to time, following the admission of any Additional Members or Substitute Members, or following the issuance, transfer or forfeiture of any Units, Schedule A shall be amended to reflect such changes. The ownership of all Units issued and outstanding and reserved for issuance is as set forth on Schedule F.

(b) Subject to Article XI, the Board is authorized in its sole and complete discretion to cause the Company to issue, on such terms and conditions as the Board shall determine, additional Units, which Units may be of a same or different class from the Units which are outstanding prior to such issuance, at any time or from time to time to existing Members or to other Persons, and to admit such other Persons to the Company as additional Members pursuant to Section 6.4. In connection therewith, the Board shall have sole and complete discretion to increase the authorized number of Units of any existing Class of Units and to create new classes, subclasses or series of Units (in addition to the existing classes and subclasses of Units), with such relative rights, preferences, privileges and limitations as shall be fixed by the Board, and to make such revisions to the relative rights, preferences, privileges and limitations of Units which are outstanding prior to such issuance subject only to the express restrictions set forth in Section 15.3. Upon the issuance of any additional Units pursuant to this Section 2.9, the

Board shall amend Schedule A hereto to reflect such issuance and, if necessary, and subject to Section 15.3, the other terms and provisions of this Agreement to reflect the creation, designation, preferences and relative, participating, optional or other special rights, powers and duties of any such new class, subclass or series of Units.

(c) Without limiting the generality of paragraph (b) above, the Board may establish and implement one or more Company Plans under which Units or options to acquire Units of the Company may be issued or granted to employees of the Company or its Subsidiaries. Notwithstanding anything to the contrary contained herein, in addition to any conditions or restrictions on any class of Units contained in this Agreement, any such Units or options to acquire Units may also be subject to such other conditions and restrictions (including vesting) as determined by the Board and set forth in an award agreement (including a Common Unit Certificate) executed and delivered in connection with any such issuance or grant.

ARTICLE III.

MANAGEMENT

Section 3.1.Establishment of the Board.

(a) Managers. In accordance with the terms of Section 3.2, there shall be established a Board of Managers (the “Board”). The authorized number of members of the Board (each a “Manager”) shall be eleven (11), unless increased or decreased pursuant to Sections 3.2(a)(vi), 3.2(b) or 3.2(c), as the case may be. Managers shall be elected, appointed and removed by the Members specified in Section 3.2 hereof from time to time as set forth in Section 3.2 hereof. Each Manager shall remain in office until his or her death, resignation or removal, and in the event of death, resignation or removal of a Manager, the vacancy created shall be filled as provided in Section 3.2. All Managers shall be individuals.

(b) No Individual Authority. No Manager has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditures or incur any obligations on behalf of the Company or authorize any of the foregoing, other than acts that are expressly authorized by the Board (or a duly authorized committee thereof).

Section 3.2.Board Composition.

(a) The Managers shall be designated as provided below:

(i) Walgreens shall have the right to designate three (3) Managers, so long as the Walgreens Group directly or indirectly holds any Units (which shall include Units held by WCAS Blocker to the extent Walgreens or its Designated Affiliate has ownership of WCAS Blocker);

(ii) WCAS shall have the right to designate two (2) Managers so long as the WCAS Group directly or indirectly holds at least twenty-five percent (25%) of the Units owned by the WCAS Group immediately following the Effective Date (which for the avoidance of doubt shall include the Units held by WCAS Blocker to the extent the WCAS Group has ownership of WCAS Blocker);

(iii) UMass shall have the right to designate one (1) Manager so long as the UMass Group directly or indirectly holds at least twenty-five percent (25%) of the Units owned by the UMass Group immediately following the Effective Date (which shall include Units held by Shields Holdings to the extent the UMass Group has ownership of Shields Holdings);

(iv) Shields shall have the right to designate one (1) Manager so long as the Shields Group directly or indirectly holds at least twenty-five percent (25%) of the Units owned by the UMass Group immediately following the Effective Date (which shall include Units held by Shields Holdings to the extent the Shields Group has ownership of Shields Holdings); and

(v) one (1) Manager shall be the Chief Executive Officer of the Company; and

(vi) such number of independent Managers (the “Independent Managers”) as may be designated by Walgreens, so long as the Pro Rata Voting Percentage of the Walgreens Group exceeds 50%; provided that, as of the Effective Date, there shall be three (3) Independent Managers designated by Walgreens.

all of which persons shall hold office, subject to their earlier death, resignation or removal in accordance with this Agreement and applicable law, until their respective successors shall have been elected and shall have qualified.

(b) Managers designated or elected in accordance with Section 3.2(a) shall be removed from the Board (with or without cause) only upon the vote or written consent of the requisite Member(s) that are entitled to designate or elect such Manager under Section 3.2(a). In the event a Person is no longer entitled to appoint Managers, then the Managers designated by such Person shall automatically be removed from the Board and the size of the Board shall be accordingly reduced.

(c) Without limiting the foregoing, Walgreens shall have the right at any time to increase the size of the Board and appoint a majority of the Managers without the consent of the other Managers or Members, so long as the Pro Rata Voting Percentage of the Walgreens Group exceeds 50%.

Section 3.3.The Board of Managers; Delegation of Authority and Duties.

(a) Authority of the Board. To the fullest extent permitted by Delaware law, subject to Section 4.2, the Board established pursuant to Section 3.2 shall possess full and exclusive power to manage the business and affairs of the Company (and shall be considered a “manager” for purposes of Section 18-402 of the Act). In furtherance of the foregoing, each of the Members hereby consents to the exercise by the Board of all such powers and rights conferred on the Board by the Act and this Agreement with respect to the management and control of the Company. No Member, in its capacity as a Member, shall have any power to act for, sign for or do any act that would bind the Company. Each Member acknowledges and agrees that, except as otherwise agreed in writing, no Member shall, in its capacity as a Member, be bound to devote any of such Member’s business time to the affairs of the Company, and that each Member and such Member’s Affiliates do and will continue to engage for such Member’s own account and for the account of others in other business ventures.

(b) Delegation by the Board. Except as provided in Sections 3.3(c) and 3.6 below, the Board shall not have the power and authority to delegate to one or more other Persons the Board’s rights and powers to manage and control the business and affairs of the Company; provided, that the Board may authorize any Person (including any Member, Officer or Manager) to enter into and perform under any document authorized by the Board on behalf of the Company.

(c) Committees. The Board may, from time to time, designate one or more committees. Any such committee, to the extent provided in the enabling resolution and until dissolved by the Board, shall have and may exercise any or all of the authority of the Board. At every meeting of any such committee, unless otherwise provided in the enabling resolution, the presence of a majority of all the members thereof shall constitute a quorum, and the affirmative vote of a majority of the members of such committee present shall be necessary for the adoption of any resolution. The Board may dissolve any committee at any time.

(d) Voting. Each Manager’s votes upon all matters coming before the Board (whether at a meeting or by written consent) shall be expressed as a percentage of the “Board Voting Percentage” and shall be equal to the Pro Rata Voting Percentage of the Voting Investor that designated such Manager divided by the number of Managers designated by such Voting Investor (including any Independent Managers designated by Walgreens); provided, that the Chief Executive Officer shall be a non-voting Manager. On any vote of the Board approving any acquisition by the Company or any Subsidiary thereof of assets of Walgreens or its Affiliates, or any other agreement, contract or transaction between the Company or any Subsidiary, on the one hand, and Walgreens or any of its Affiliates, on the other hand, as contemplated by Section 4.2(i), (i) each Manager’s (other than the Managers designated by Walgreens) votes thereon (whether at a meeting or by written consent) shall be expressed as a percentage of the aggregate voting percentage of all of the Managers (other than the Managers designated by Walgreens) and shall be equal to the Pro Rata Voting Percentage of the Voting Investor that designated such Manager divided by the number of Managers designated by such Voting Investor and (ii) the votes of each Manager designated by Walgreens, shall be 0%. The “Board Voting Percentage” shall mean (i) with respect to any vote of the Board approving any acquisition by the Company or any Subsidiary thereof of assets of Walgreens or its Affiliates, or any other transaction between the Company or any Subsidiary on the one hand, and Walgreens or any of its Affiliates, on the other hand, as contemplated by Section 4.2(i), the aggregate voting percentage of all of the Managers (other than the Managers designated by Walgreens) and (ii) for any other matter the aggregate voting percentage of all of the Managers. For purposes of this Section 3.3(d) an Independent Manager shall be deemed to be designated by Walgreens.

(e) Financial Consolidation. It is the intent of the Members that, so long as the Pro Rata Voting Percentage of the Walgreens Group exceeds 50%, the Walgreens Group be able to consolidate the financial statements of the Company with Walgreens Parent for financial reporting purposes in accordance with GAAP. Accordingly, so long as the Pro Rata Voting Percentage of the Walgreens Group exceeds 50%, the Managers designated by Walgreens, excluding the Independent Managers designated by Walgreens, acting singly by a majority thereof or pursuant to Section 3.5 hereof, shall have the authority to approve actions by the Company to (i) appoint, remove, dismiss, promote or demote the Company’s Chief Executive Officer or his or her successor(s) or enter into, modify or terminate any employment, separation, compensation, severance or other agreement or plan with the Chief Executive Officer or his or her successor(s) in connection therewith and (ii) approve the Company’s annual plan and budget. For the avoidance of doubt, (x) the Company shall request approval for any of the actions in clauses (i) and (ii) above from the Managers designated by Walgreens reasonably in advance of taking any such actions, (y) the prior approval of the Managers designated by Walgreens shall be required for the Company to take any of the actions in clauses (i) and (ii) above and (z) the Managers designated by Walgreens shall consult with the Board prior to taking any of the actions in clauses (i) and (ii) above.

Section 3.4.Board Meetings.

(a) Quorum; Voting. Managers holding more than 50% of the Board Voting Percentage shall constitute a quorum for the transaction of business of the Board, which must include a Manager appointed by WCAS and a Manager appointed by at least one of Shields or UMass for so long as such Person is entitled to appoint Managers hereunder. Notwithstanding the foregoing, if at any properly called meeting of the Board, a quorum is not present for any reason, then the meeting may be adjourned and such Board meeting may be reconvened within no fewer than two (2) and no more than ten (10) Business Days, and at such reconvened meeting the Managers holding more than 50% of the Board Voting Percentage shall constitute a quorum for all purposes (with or without the presence of a Manager appointed by WCAS, Shields or UMass for so long as such Person is entitled to appoint Managers hereunder). Unless otherwise provided herein, the act of the Managers holding more than 50% of the Board Voting Percentage at any meeting of the Board at which a quorum is present shall be the act of the Board. A Manager who is present at a meeting of the Board at which action on any matter is taken shall be presumed to have assented to the action unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file his or her written dissent to such action with the Person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.

(b) Place of Meetings; Waiver of Notice. Meetings of the Board may be held at such place or places as shall be determined from time to time by resolution of the Board or, in the case of a special meeting of the Board, by the Person(s) calling the meeting as provided herein. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board or, in the absence of such resolution, by the chairman of the meeting. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c) Regular Meetings. Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Board, but no less than quarterly. Additional notice of such meetings shall not be required.

(d) Special Meetings. Special meetings of the Board may be called on at least 24 hours’ notice to each Manager by the Chairman or the Managers holding more than 50% of the Board Voting Percentage. Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for in this Agreement.

(e) Notice. Notice of any special meeting of the Board or other committee may be given to the Managers at their addresses known to the Company either by email or in any other manner permitted by Section 15.4. Notice need not be given to any Manager if: (i) action is taken under Section 3.5, (ii) a written waiver of notice is executed before or after the meeting by such Manager, or (iii) such Manager attends the meeting in question, unless such attendance was for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

Section 3.5.Action by Written Consent or Telephone Conference. Any action permitted or required by the Act, the Certificate or this Agreement to be taken at a meeting of the Board or at a meeting of any committee designated by the Board and any action pursuant to Section 3.3(e) may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all of the Managers entitled to vote thereon, all of the members of such committee entitled to vote thereon or all of the Managers designated by Walgreens as contemplated by Section 3.3(e), as the case may be. For purposes of the foregoing, an action shall be deemed to have been taken in writing via email communication if (a) an email communication is sent to the Managers entitled to vote on the matter at issue clearly specifying the action to be taken and clearly stating that an email response to such email shall be deemed to be an email communication for purposes of this Section 3.5, (b) all of such Managers so respond to such email resulting in either a vote in favor or disfavor of the action(s), and (c) such email and all such responses thereto are filed with the minutes of the meeting of the Board. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of the State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board or any such other committee, as the case may be. Subject to the requirements of this Agreement for notice of meetings, the Managers, or members of any other committee designated by the Board, may participate in and hold a meeting of the Board or any such other committee, as the case may be, by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 3.6.Officers.

(a) Designation and Appointment. The Board may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board), including employees, agents and other Persons (any of whom may be a Manager) who may be designated as Officers of the Company, with titles including “Chief Executive Officer,” “Chief Operating Officer,” “Chief Administrative Officer,” “Chief Compliance Officer,” “General Counsel,” “Vice President,” “Treasurer,” “Secretary,” “Assistant Secretary,” and “Chief Financial Officer,” as and to the extent authorized by the Board (or, in the case of a “Chief Executive Officer”, the Managers designated by Walgreens pursuant to Section 3.3(e)). Any number of offices may be held by the same Person. Subject to Section 3.3(e), in its discretion, the Board may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Subject to Section 3.3(e), any Officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Officers shall have the general powers and duties of management and supervision usually vested in such officers to conduct the normal day to day operations of the business. Subject to Section 3.3(e), the Board may assign titles to particular Officers. Each Officer shall hold office until his or her successor shall be duly designated and shall qualify or until his death or until he or she shall resign or shall have been removed in the manner provided herein. Subject to Section 3.3(e), the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Board.

(b) Resignation/Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Subject to Section 3.3(e), any Officer may be removed as such, either with or without cause at any time by the Board. Designation of an Officer shall not of itself create any contractual or employment rights.

(c) Duties of Certain Officers. The Officers of the Company who are full-time employees of the Company or a Subsidiary thereof, in the performance of their duties as such, shall owe to the Company a duty of loyalty of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware; provided that any actions permitted by the last sentence of Section 3.9 shall not be deemed to be a breach of any such Officer’s duty of loyalty.

Section 3.7.Liability of Members.

(a) No Personal Liability. Except as otherwise required by applicable law, and as expressly set forth in this Agreement, no Member, Manager or Officer shall have any personal liability whatsoever in such Person’s capacity as a Member, Manager or Officer, whether to the Company, to any other Member, Manager or Officer, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company. Each Member shall be liable only to make such Member’s initial Capital Contribution to the Company, if applicable, and the other payments provided expressly herein.

(b) Return of Distributions. In accordance with the Act and the laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the Members that no distribution to any Member pursuant to Article V hereof shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of the Act, and the Member receiving any such money or property shall not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any Manager or other Member.

Section 3.8.Indemnification and Exculpation by the Company.

(a) Subject to the limitations and conditions provided in this Section 3.8, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he, she, or it, or a Person of which he, she or it is a representative, is or was a Member, Officer or Manager (each, an “Indemnitee”) shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against all Losses actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation if such Person acted in accordance with the Required Standard of Conduct (as defined below), and indemnification under this Section 3.8 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. A Manager or Officer shall not be liable to the Company or its Members for monetary damages for breach of this Agreement or otherwise if such Person acted in accordance with the Required Standard of Conduct, except to the extent that exculpation from liability is not permitted under applicable law. The rights granted pursuant to this Section 3.8 shall be deemed contract rights, and no amendment, modification or repeal of this Section 3.8 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 3.8 could involve indemnification for negligence or under theories of strict liability. As used in this Section 3.8, “Required Standard of Conduct” means, with respect to any Person, that such Person is acting in a manner that such Person reasonably believes to be in or not opposed to the best interests of the Company, and, with respect to a criminal Proceeding, that such Person has no reasonable cause to believe such Person’s conduct is unlawful (it being understood that the Board or a Person acting as a Manager shall be deemed to have acted in accordance with the Required Standard of Conduct to the extent an action is taken in reliance upon information, opinions, reports or statements presented by any of the Company’s or its Subsidiaries’ officers or employees or by other Persons that the Board or such Manager reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care to act on behalf of the Company or advise the Board).

(b) The parties intend that (i) the Company is and shall at all times be the indemnitor of first resort with respect to any and all matters for which advancement of expenses and indemnification are provided by the Company to or on behalf of any Indemnitee, without regard to the time of any related claims and liabilities or of any act, statement or omission relating thereto, (ii) the Company shall advance expenses and/or indemnify each Indemnitee on a primary basis; and (iii) any Indemnitee may be expected to seek advancement of expenses and/or indemnification from any other potential source of such advancement or indemnification (including from any other Indemnitee) only if, and to the extent, that the Company is legally and/or financially unable to advance expenses and/or indemnify, as the case may be, to or on behalf of such Indemnitee. The Company hereby acknowledges and agrees that (a) the Company is an indemnitor of first resort, (b) the obligations of the Company to each Indemnitee are primary, and any obligations of any Indemnitee to provide advancement of expenses or indemnification for any Losses incurred by an Indemnitee and for which the Company has agreed (or is otherwise obligated) to indemnify Indemnitee (whether under this Agreement or any other agreement or document) are secondary, and (c) if any Indemnitee, is obligated to pay, or pays, or causes to be paid for any reason, any Losses that the Company is otherwise obligated (whether under this Agreement or any other document or agreement) to pay to or on behalf of Indemnitee, then (x) such Indemnitee shall be fully subrogated to and otherwise succeed to all rights of Indemnitee with respect to such payment, including with respect to rights to claim such amounts from any of the Company, and (y) the Company shall reimburse, indemnify and hold harmless such Indemnitee for all such payments actually made by such Person on behalf of or for the benefit of Indemnitee. The Company hereby unconditionally and irrevocably waives, relinquishes and releases (and covenants and agrees not to exercise), any claims or rights that the Company may now have or hereafter acquire against any Indemnitee (in any capacity) that arise from or relate to the existence, payment, performance or enforcement of the Company’s obligations under this Section 3.8 or under any other indemnification obligation, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Indemnitee against any Indemnitee, whether such claim, remedy or right arises in equity or under contract, statute, common law or otherwise, including any right to claim, take or receive from any Indemnitee, directly or indirectly, in cash or other property or by set-off or in any other manner, any payment or security or other credit support on account of such claim, remedy or right. For purposes of this Section 3.8, “Losses” means any judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including reasonable attorneys’ fees and expenses) or other losses.

Section 3.9.Duties. Subject to Section 3.6(c), the Managers and Officers, in the performance of their duties as such, and the Members in their capacities as such, shall owe to the Company and the other Members only those duties and obligations that are specifically agreed to by the parties in this Agreement, and to the extent that this Agreement does not impose on such Persons or restricts any duties (including any fiduciary duties) otherwise existing at law or in equity, the parties hereto disclaim any reliance on such duties and agree to such restrictions. Subject to Section 3.6(c), no Manager, Officer or Member has duties (including fiduciary duties) with respect to their status as a Manager, Officer or Member to the Company, its Subsidiaries, or any other Manager or Member. Subject to Section 3.6(c), no Manager, Officer or Member shall be liable for breach of any duties (including fiduciary duties) with respect to their status as a Manager, Officer or Member, to the Company, its Subsidiaries, or any other Manager or Member. This Section 3.9 shall be deemed to provide for the elimination of all such duties to the maximum extent permitted by Section 18-1101(e) of the Delaware Act. Without limiting the foregoing, to the maximum extent permitted from time to time under the law of the State of Delaware, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its Members, Managers and Officers, other than those Managers and Officers who are full-time employees of the Company or a Subsidiary thereof.

ARTICLE IV.

MEMBERS’ RIGHTS

Section 4.1.Action Without a Meeting. Any action required or permitted to be taken by a Member or Members hereunder shall be taken without a meeting by a consent in writing setting forth the action so taken shall be signed by Members possessing not less than the minimum number or percentage, as applicable, of votes or Units that are necessary to authorize or take such action. Notwithstanding the foregoing, such consent in writing shall be sent to such Members prior to such action being taken. For purposes of the foregoing, an action shall be deemed to have been taken in writing via email communication if (a) an email communication is sent to the Members entitled to vote on the matter at issue clearly specifying the action to be taken and clearly stating that an email response to such email shall be deemed to be an email communication for purposes of this Section 4.1, (b) the requisite number of such Members so respond to such email resulting in either a vote in favor or disfavor of the action(s), and (c) such email and all such responses thereto are filed in the books and records of the Company. Prompt notice of the action so taken without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing.

Section 4.2.Seller Group Consent Rights. The Company will not, and will cause its Subsidiaries not to, directly or indirectly, take any of the following actions (the “Seller Group Approval Matters”) without the prior written consent of the Seller Group; it being understood that (x) the written consent of (i) WCAS and (ii) at least Shields or UMass shall constitute sufficient consent on all Seller Group Approval Matters on behalf of the Seller Group and (y) no member of the Seller Group shall have any consent rights pursuant to this Section 4.2 if such

Person ceases to own, directly or indirectly, at least twenty-five percent (25%) of the Units owned by such Person immediately following the Effective Date, which in the case of (i) UMass shall include Common Units held by Shields Holdings to the extent of UMass’ ownership of Shields Holdings and in the case of Shields shall include Common Units held by Shields Holdings to the extent of Shields’ ownership of Shields Holdings and (ii) WCAS shall include Common Units held by WCAS Blocker to the extent of the ownership of the WCAS Group in WCAS Blocker:

(a) amend or waive any provision of the Company’s Organizational Documents if such action would reasonably be expected to (i) adversely affect the rights of any Seller or (ii) disproportionately impact a Seller relative to any other Seller;

(b) except as set forth in Sections 3.2(a)(vi), 3.2(b) and 3.2(c), increase or decrease the authorized number of Managers or otherwise alter the composition of the Board;

(c) unless otherwise approved in the Company’s annual plan and budget, commence any new line of business or materially change the business model or strategy of the Company and its Subsidiaries in effect as of the Effective Date;

(d) enter into any Sale Transaction or, prior to August 19, 2022, any initial Public Offering;

(e) unless otherwise approved in the Company’s annual plan and budget, cease any business line which represents five percent (5%) or more of the Company’s consolidated revenues at the time of such cessation;

(f) except as otherwise permitted in this Agreement, approve any redemption of any Company Equity Securities or declare or make any distribution in respect of any Company Equity Securities;

(g) issue any Company Equity Securities (or any Equity Securities of any Subsidiary of the Company);

(h) make or change any material tax election or take any other action pertaining to tax status, in each case if such election or action could have a disproportionate and material adverse effect on the Seller Group, or approve or amend any accounting policies that are material to the Company and its Subsidiaries as a whole, except as required by applicable law or GAAP;

(i) except as otherwise permitted pursuant to this Agreement, enter into any agreement, contract or transaction between the Company or any Subsidiary thereof, on the one hand, and any Member or any of its Affiliates, on the other hand, other than (i) any agreements or contracts entered into by the Company or a Subsidiary thereof with an employee of the Company or a Subsidiary thereof solely in his or her capacity as an employee, (ii) any agreement, contract or transaction expressly contemplated by this Agreement, or (iii) any other transaction entered into in the ordinary course of business on arm’s-length terms;

(j) unless otherwise approved in the Company’s annual plan and budget, acquire or sell, or enter into any agreement or commitment to acquire or sell, assets outside of the ordinary course of business;

(k) unless otherwise approved in the Company’s annual plan and budget, enter into, modify, or terminate any material joint venture or material corporate strategic relationship with any Person;

(l) unless otherwise approved in the Company’s annual plan and budget, and except with respect to any refinancing of any Debt facility of the Company that does not result in Debt in excess of 8.0x the Company’s trailing twelve month Adjusted EBITDA: incur, issue, assume or guarantee (i) any material Debt or (ii) Debt in excess of 8.0x the Company’s trailing twelve month Adjusted EBITDA;

(m) commence a voluntary liquidation, winding-up or dissolution, or file any petition in bankruptcy, in each case, with respect to the Company or any Subsidiary thereof; or

(n) approve any amendments to the annual plan and budget for the Company and its Subsidiaries.

Section 4.3.Information Rights. The Company shall provide, or cause to provided, to each Voting Investor that beneficially owns any issued and outstanding Units reasonable access to the properties, books and records, personnel and advisors (including outside auditors) of the Company and its Subsidiaries, at reasonable hours and upon reasonable advance notice, provided that such access is also granted to the Walgreens Group’s advisors (including attorneys and accountants). The Company shall also deliver to each Voting Investor that beneficially owns any issued and outstanding Units (i) consolidated audited financial statements of the Company and its Subsidiaries within five (5) Business Days after the date on which the Board has approved such consolidated audited financial statements, and the Company shall use reasonable best efforts to cause such audited financial statements to be delivered in any event no later than 120 days after the relevant fiscal year-end, (ii) consolidated unaudited quarterly financial statements of the Company and its Subsidiaries within five (5) Business Days after the date on which such consolidated unaudited quarterly financial statements are delivered to the Board, and the Company shall use reasonable best efforts to cause such unaudited financial statements to be delivered in any event no later than 60 days after the relevant fiscal quarter-end, (iii) consolidated unaudited monthly financial statements of the Company and its Subsidiaries within five (5) Business Days after the date on which such consolidated unaudited monthly financial statements are delivered to the Board, and the Company shall use reasonable best efforts to cause such monthly financial statements to be delivered in any event no later than 45 days after the relevant month-end and (iv) such other financial or operating information regarding the Company and its Subsidiaries as such Voting Investor may reasonably request from time to time, including such information as such Voting Investor may in good faith deem necessary or advisable for such Voting Investor’s external reporting and compliance with applicable securities laws and requirements of applicable securities exchanges, if applicable, including in the case of Walgreens, for its consolidation of the financial statements of the Company with those of Walgreens Parent for financial reporting purposes and the external reporting thereof.

ARTICLE V.

CAPITAL CONTRIBUTIONS; ALLOCATIONS; DISTRIBUTIONS

Section 5.1.Capital Contributions. The Members listed on Schedule A hereto on the date hereof have made on or prior to the date hereof the Capital Contributions to the Company described on Schedule B hereto. No Member shall be entitled (except as provided in Article XI) to make any additional Capital Contributions without the approval of the Board or required to make any additional Capital Contributions without such Member’s express written agreement. In connection with any issuance of additional Units, the Board may accept such additional Capital Contributions as it determines in its discretion. Schedule B shall be updated from time to time in the event additional Capital Contributions are made by the Members and to reflect Transfers of a Member’s interest in the Company.

Section 5.2.Capital Accounts.

(a) Creation. There shall be established for each Member on the books of the Company a Capital Account which shall be increased or decreased in the manner set forth in this Agreement.

(b) Negative Balance. A Member shall not have any obligation to the Company or to any other Member to restore any negative balance in the Capital Account of such Member.

Section 5.3.Allocations of Net Income and Net Loss.

(a) Timing and Amount of Allocations of Net Income and Net Loss. Net Income and Net Loss of the Company shall be determined and allocated with respect to each fiscal year of the Company as of the end of each such year or as circumstances otherwise require or allow. The Board shall allocate the Net Income and Net Loss among the Members in a manner that as closely as possible gives economic effect to the provisions of this Agreement. Subject to the other provisions of this Section 5.3, an allocation to a Member of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss. Except as otherwise provided in this Agreement, economic effect will be given to the provisions of this Agreement by allocating Net Income and Net Loss (and, to the extent determined to be appropriate by the Board, individual items of income, gain, loss, deduction or credit) of the Company among the Members in a manner such that, after giving effect to the regulatory allocations set forth in Section 5.3(b), the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 5.4(b) (taking into account Sections 5.4(c) and 5.4(e) to the extent required under Section 5.4(b)) to the Members immediately after making such allocation, minus (ii) such Member’s share of “partnership minimum gain” (determined in accordance with the principles of Regulations Section 1.704-2(d)) and “partner nonrecourse debt minimum gain” (determined in accordance with the principles of Regulations Section 1.704-2(i)), computed immediately before the hypothetical sale of assets; provided, however, that in the event that the Board determines in good faith that any allocation resulting from the foregoing portion of this sentence does not give economic effect to the provisions of this Agreement, the Board may revise such allocation in good faith to give economic effect to the provisions of this Agreement.

(b) Regulatory Allocations. Provisions governing the allocation of income, gain, loss, deduction and credit (and items thereof) are included in this Agreement as may be necessary to provide that the Company’s allocation provisions contain a so-called “Qualified Income Offset” and comply with all provisions relating to the allocation of so-called “Non-recourse Deductions” and “Partner Non-recourse Deductions” and the chargeback thereof as set forth in the Regulations under Section 704(b) of the Code.

(c) Allocations upon Transfer. For any fiscal year during which a Member’s interest in the Company is assigned by such Member, the portion of the Net Income and Net Loss of the Company that is allocable in respect of such Member’s interest shall be apportioned between the assignor and the assignee of such Member’s interest using any permissible method under Code Section 706 and the Regulations thereunder as reasonably determined by the Board, but only in a manner that is not materially disadvantageous to a Member in favor of another Member.

(d) Required Tax Allocations. All items of income, gain, loss, deduction and credit for federal income tax purposes shall be allocated to each Member in the same manner as the Net Income or Net Loss (and each item of income, gain, loss and deduction related thereto) that is allocated to such Member pursuant to Section 5.3(a), (b) and (c) to which such tax items relate. Notwithstanding the foregoing provisions of this Section 5.3, income, gain, loss, deduction, and credits with respect to property contributed to the Company by a Member shall be allocated among the Members for federal and state income tax purposes pursuant to Regulations promulgated under Section 704(c) of the Code, so as to take account of the variation, if any, between the adjusted basis for federal income tax purposes of the property to the Company and its initial Gross Asset Value at the time of contribution; provided that the Company shall elect the use of the “traditional allocation method” under Treasury Regulations Section 1.704-3(b) unless otherwise agreed by Shields and UMass. In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b), (c), or (d) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, deduction, and credits with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations consistent with the requirements of Regulations Section 1.704-1(b)(2)(iv)(g). Allocations pursuant to this Section 5.3(d) are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other tax items or distributions pursuant to any provision of this Agreement.

(e) Members’ Tax Reporting. The Members acknowledge and are aware of the income tax consequences of the allocations made by this Section 5.3 and, except as may otherwise be required by applicable law or regulatory requirements, hereby agree to be bound by the provisions of Section 5.3 in reporting their shares of Company income, gain, loss, deductions, and credits for federal, state and local income tax purposes.

Section 5.4.Distributions.

(a) Timing and Valuation. Subject to the provisions of Section 5.4(e), Distributable Assets shall be distributed by the Company only at such times and in such amounts as is determined by the Board in its sole discretion. All such Distributable Assets shall be valued by the Board in its good faith discretion for purposes of distributions hereunder, except that Equity Securities must be valued by the Board consistent with the definition of Fair Market Value.

(b) Priority in Distributions. Subject to Section 5.4(c), Section 5.4(e) and the vesting terms of any Management Incentive Units, in connection with any distribution, all Distributable Assets shall be distributed to the holders of the Common Units on a pro rata basis determined by reference to the number of such Common Units held by each such holder.

(c) Special Management Incentive Unit Provisions. Notwithstanding the provisions of Section 5.4, each distribution that would otherwise be made in respect of any Management Incentive Unit shall be reduced up to the amount of such distribution until the aggregate amount of all reductions made with respect to such Management Incentive Unit equals the Distribution Threshold with respect to such Management Incentive Unit (the “Common Unit Reduction Amount”). The Common Unit Reduction Amount shall be distributed to all holders of Common Units in accordance with Section 5.4(b). Notwithstanding Section 5.4(b), any distributions that would otherwise be made under Section 5.4(b) to any holder of Unvested Management Incentive Units shall not be made to such holder with respect to such Unvested Management Incentive Units unless and until such Unvested Management Incentive Units become Vested Management Incentive Units. Any distributions pursuant to Section 5.4(b) that would otherwise be made with respect to Unvested Management Incentive Units shall be held by the Company until such Unvested Management Incentive Units vest, at which time any such retained distributions shall promptly be distributed, without interest, to the holder of such then-Vested Management Incentive Units. If any holder of Unvested Management Incentive Units is required to forfeit such Unvested Management Incentive Units or such Unvested Management Incentive Units are otherwise terminated under the terms set forth in the applicable equity plan, or other agreement or document pursuant to which such Unvested Management Incentive Units were issued or granted, any such retained distributions shall also be immediately forfeited by such holder and shall thereafter be considered available to be distributed to the holders of Common Units pursuant to Section 5.4(b).

(d) Successors. For purposes of determining the amount of distributions under this Section 5.4, each Member shall be treated as having received amounts received by its predecessors and any prior holders of such Units in respect of any of such Member’s Units.

(e) Tax Distributions. To the extent there is taxable income for any taxable year and cash is available as determined by in good faith by the Board, the Board shall cause the Company to make a tax distribution in cash no less often than quarterly (in advance of applicable deadlines for filing estimated taxes) to each Member (whether or not such Member or such Member’s investors are tax exempt) in an amount equal to the excess of (i) the product of (A) the cumulative taxable income allocable to such Member in excess of the cumulative taxable loss allocable to such Member for all taxable years beginning on or after the date of this Agreement and prior to the year in which such distribution is being made, as estimated in good faith by the Board (it being understood that such cumulative tax losses will be taken into account only to the extent they offset taxable income in a prior taxable year or can be used to offset taxable income allocable to such Member in the current taxable year) and (B) the maximum effective combined tax rate, including any Medicare Contribution tax on net investment income, applicable to an individual or corporation resident in Boston, Massachusetts, whichever is higher for the relevant taxable year taking into account, if and to the extent applicable, the character of the relevant income or loss, the apportionment of the Company’s taxable income to certain states and localities, Section 199A of the Code, and the deductibility, subject to applicable limitations, of any state or local tax in computing any state or federal tax liability but not taking into account any adjustment to tax basis of the assets of the Company and its Subsidiaries under Section 743 of the Code (the “Tax Distribution Rate”), or such other rate as determined by the Board in its good faith discretion, over (ii) all prior distributions pursuant to this Section 5.4 for such taxable year. The parties hereto understand and agree that in the event that any credit agreement to which the Company or any of its Subsidiaries is a party limits the aggregate amount of Tax distributions that can be made for any taxable year to an amount less than the aggregate amount of Tax distributions that would be payable under the preceding sentence applying the Tax Distribution Rate, (I) the amount of Tax distributions that would otherwise be payable to WCAS and Walgreens shall first be reduced, but not below the amount of Tax distributions that WCAS and Walgreens would be entitled to receive applying the maximum effective combined tax rate applicable to a corporation resident in Boston, Massachusetts after taking into account any adjustment to tax basis of the assets of the Company and its Subsidiaries under Section 743 of the Code, and (II) thereafter, any further reduction in the Tax distributions would be borne by the Members pro rata based on the amount of Tax distributions that were otherwise payable to them after any adjustment described in the foregoing clause (I). Tax distributions to a Member shall be offset against and reduce the amount of the next succeeding distribution or distributions which such Member would otherwise be entitled to receive pursuant to this Agreement. To the extent that an amount otherwise distributable to a Member is so applied, it shall be treated for all purposes hereof as if such amount had actually been distributed to such Member pursuant to this Agreement.

(f) In order that the Company may determine the Members entitled to receive payment of any distribution with respect to Units, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted. If no record date is fixed, the record date for determining Members for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(g) In connection with a Sale Transaction that involves the Transfer of Units, the aggregate consideration payable in respect of the Units to be sold in any such Sale Transaction must be allocated among the Units subject thereto on a basis consistent with the consideration that each Member would receive in respect of such Units if all of the Company’s assets had been sold for the implied value of the Company (as determined in good faith by the Board, based on the consideration being received by the Members in respect of the Units being transferred by them in the Sale Transaction, such Board determination to be final and binding on the Members) and the proceeds had been distributed pursuant to Section 5.4(b).

Section 5.5.Right of Set-Off. The Company shall have a right of setoff against all distributions of Distributable Assets in the amount of any withholding tax or other liability or obligation to which the Company or a Subsidiary is subject as a result of any act or status of any Member, or to which the Company or a Subsidiary may reasonably be expected to become subject with respect to the interest of any Member, or, in the event that the Company becomes liable for any taxes, interest or penalties under the Budget Act (including as a result of an audit of an entity taxed as a partnership for U.S. federal income tax purposes in which the Company owns a direct or indirect interest) following a final determination of such liability by the relevant governmental authority, such Member’s allocable share of the amount of such tax liability, including any interest and penalties associated therewith, as reasonably determined by the Board in accordance with the Code and giving effect to the respective ownership of WCAS Blocker. The Company may withhold distributions or portions thereof if it is required to do so by the Code or any other provision of federal, state or local tax or other law. Any amount withheld pursuant to the Code or any other provision of federal, state or local tax or other law with respect to any distribution to a Member shall be treated as an amount distributed to such Member for all purposes under this Agreement. Each Member agrees to indemnify the Company in full for any amounts paid by the Company to a governmental entity or regulatory authority that are specifically attributable to a Member or a Member’s status as such (including, without limitation, any interest, penalties and expenses associated with such payments), and each Member shall promptly upon notification of an obligation to indemnify the Company pursuant to this Section 5.5 make a cash payment to the Company equal to the full amount to be indemnified with interest to accrue on any portion of such cash payment not paid in full, as reasonably determined by the Company, when requested by the Company. A Member’s obligation to indemnify and make contributions to the Company under this Section 5.5 shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 5.5, the Company shall be treated as continuing in existence.

ARTICLE VI.

WITHDRAWAL; DISSOLUTION; NEW AND SUBSTITUTE MEMBERS

Section 6.1.Withdrawal. No Member shall have the power or right to withdraw or otherwise resign or be expelled from the Company prior to the dissolution and winding up of the Company except pursuant to a transfer permitted under this Agreement of all of such Member’s Units. Notwithstanding anything to the contrary contained in the Act, in no event shall any

Member be deemed to have withdrawn from the Company or cease to be a Member upon the occurrence of any event (other than dissolution and winding up of the Company pursuant to Section 6.2) unless the Member, after the occurrence of such event, indicates in a written instrument delivered to the Company that the Member has so withdrawn.

Section 6.2.Dissolution.

(a) Events. The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:

(i) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; and

(ii) upon the liquidation, dissolution or winding up of the Company as approved by the Board.

The death, retirement, resignation, expulsion, incapacity, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company, and the Company shall continue in existence subject to the terms and conditions of this Agreement.

(b) Actions Upon Dissolution. When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Board or, in the event of the unavailability of the Board, such Member or liquidating trustee as shall be named by the Board. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation.

(c) Priority. Following completion of the wind up and liquidation process, the assets of the Company shall be distributed in the following manner and order:

(i) all debts and obligations of the Company, if any, shall first be paid, discharged or provided for by adequate reserves in accordance with the Act; and

(ii) the balance shall be distributed to the Members in accordance with Section 5.4(b).

(d) Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company shall be terminated, and shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made and take such other actions as may be necessary to terminate the Company.

Section 6.3.Transfer of Units. Any proposed transfer or assignment by a Member of all or part of its interest in the Company shall be subject to the restrictions on transfer set forth in Article VII. Subject to the foregoing, any Member who shall assign any Units in the Company shall cease to be a Member of the Company with respect to such Units and shall no longer have any rights or privileges of a Member with respect to such Units. Any Member who acquires in any manner whatsoever any Units, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the economic benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement that any predecessor in such Units or other interest in the Company was subject to or by which such predecessor was bound. Except as provided in Section 7.1(a) with respect to the Walgreens Group, no Member shall cease to be a Member upon the collateral assignment of, or the pledging or granting of a security interest in, its interest in the Company.

Section 6.4.New and Substitute Members.

(a) Admission. Subject to the transfer restrictions in Article VII, the Board shall have the right but not the obligation (except in the case of transfers permitted pursuant to Articles VII, VIII, and IX, in which case the Board shall be obligated) the Board shall have the right but not the obligation to admit as a Substitute Member or an Additional Member, any Person who acquires an interest in the Company, or any part thereof, from a Member or from the Company. Concurrently with the admission of a Substitute Member or an Additional Member, the Board shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a transferee as a Substitute Member in place of the transferring Member, or the admission of an Additional Member, all at the expense, including payment of any professional and filing fees incurred, of the Substitute Member or the Additional Member (unless otherwise approved by the Board, in which case, the Company may cover said expenses).

(b) Conditions. The admission of any Person as a Substitute Member or Additional Member shall be conditioned upon such Person’s written acceptance and adoption of all the terms and provisions of this Agreement, either by (i) execution and delivery of a counterpart signature page to this Agreement countersigned by an authorized Officer on behalf of the Company or (ii) if requested by the Board, a writing evidencing the intent of such Person to become a Substitute Member or Additional Member (in form and substance satisfactory to the Board).

Section 6.5.Compliance with Law. Notwithstanding any provision hereof to the contrary, no sale or other disposition of an interest in the Company may be made except in compliance with all federal, state and other applicable laws, including federal and state securities laws.

ARTICLE VII.

TRANSFERS

Section 7.1.Transfers.

(a) No Beneficial Owner may Transfer any Units (or other securities exercisable or exchangeable for or convertible into Units (collectively, “Company Equity Securities”)), other than any Transfer of Units that is made (i) in connection with a Sale Transaction approved in accordance with this Agreement; (ii) in accordance with Article VIII (in the capacity as a Tag-Along Investor); (iii) in accordance with the put/call rights of Article IX; (iv) to a Designated Affiliate or (v) with the prior written consent of Walgreens. Notwithstanding anything herein to the contrary, in no event shall any Member Transfer any Unit to a Prohibited Transferee. Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by making one or more Transfers to one or more Designated Affiliates and then disposing of all or any portion of such party’s interest in any such Designated Affiliate. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit any member of the Walgreens Group from pledging its Company Equity Securities, in whole or in part, to a third-party lender without the consent of the other Members.

(b) No Beneficial Owner may Transfer all or any portion of its direct or indirect beneficial ownership of any Units (or other Company Equity Securities) other than any such Transfer that is made in accordance with this Section 7.1. No Beneficial Owner that is an entity of which the Units represent more than 50% of the assets of such entity shall issue any additional Equity Securities.

(c) Notwithstanding the foregoing, any employee, officer or director of the Company or any of its Subsidiaries may Transfer Company Equity Securities to the Company or any of its Subsidiaries. Any attempted Transfer of Company Equity Securities in violation of the provisions of this Agreement shall be null and void ab initio and of no effect. The Company shall not issue any Company Equity Securities exercisable or exchangeable for or convertible into Units unless the holder thereof agrees to be bound by the transfer restrictions contained in this Article VII.

(d) Notwithstanding anything in this Agreement to the contrary, except as otherwise agreed by the Board in its sole discretion, as a condition to any proposed Transfer:

(i) if the Member who proposes to Transfer its Company Equity Securities (or if such Member is a disregarded entity for U.S. federal income tax purposes, the first direct or indirect beneficial owner of such Member that is not a disregarded entity (the “Member’s Owner”)) is a “United States person” as defined in Section 7701(a)(30) of the Code, then such Member (or the Member’s Owner, if applicable) shall complete and provide to both of the transferee and the Company, a duly executed affidavit in the form provided to such transferor by the Company, certifying, under penalty of perjury, that the Member (or Member’s Owner, if applicable) is not a foreign person, nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate (as such terms are defined under the Code and applicable Treasury Regulations, including for purposes of Code Sections 1445 and 1446) and the Member’s (or Member’s Owner’s, if applicable) United States taxpayer identification number; or

(ii) if the Member who proposes to Transfer its Company Equity Securities (or if such Member is a disregarded entity for U.S. federal income tax purposes, the Member’s Owner) is not a “United States person” as defined in Section 7701(a)(30) of the Code, then such assignor and assignee shall jointly provide to the Company written proof reasonably satisfactory to the Board that any applicable withholding tax that may be imposed on such transfer or assignment (including, but not limited to, pursuant to Sections 864 and 1446 of the Code) and any related tax returns or forms that are required to be filed, have been, or will be, timely paid and filed, as applicable.

(e) No Member will directly or indirectly Transfer all or any portion of such Member’s Company Equity Securities if such Transfer would cause the Company to be categorized as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

Section 7.2.WCAS Group Blocker Corporation/UMass Blocker Corporation. Any member of the WCAS Group or the UMass Group may, in lieu of Transferring Units directly, Transfer equity securities of an entity that is an association taxable as a corporation for U.S. federal income tax purposes (including WCAS itself) which entity owns Units (a “WCAS Blocker Corporation” or a “UMass Blocker Corporation”). Any such Transfer of equity securities in a WCAS Blocker Corporation or a UMass Blocker Corporation will be without any discount in consideration received for such equity relative to any consideration contemporaneously received with respect to a sale of Units, and such Transfer will be subject to the provisions of Articles VIII and IX, if applicable, with the number of Units being Transferred for purposes of such Articles determined on a “look through” basis based on the number of Units owned by such WCAS Blocker Corporation or UMass Blocker Corporation and the percentage of equity interests of the WCAS Blocker Corporation or UMass Blocker Corporation being Transferred. In addition, in connection with any sale or similar transaction with a third party involving Units, if requested by a WCAS Blocker Corporation or UMass Blocker Corporation, the Company and the Members shall negotiate such transaction so as to include a right on the part of the owners of the WCAS Blocker Corporation or UMass Blocker Corporation to dispose of their securities in such WCAS Blocker Corporation or UMass Blocker Corporation on terms and conditions such that the owners of the WCAS Blocker Corporation or UMass Blocker Corporation receive the same amount per Unit indirectly owned through such WCAS Blocker Corporation or UMass Blocker Corporation as those Members selling Units directly.

Section 7.3.Securities Law Compliance. No Member shall effect any Transfer of Company Equity Securities unless such Transfer is made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and, in either case, in compliance with all applicable state securities laws. The Company shall not cause or permit the Transfer of any Company Equity Securities to be made on its books (or on any register of securities maintained on its behalf) unless the Transfer is permitted by, and has been made in accordance with the terms of this Agreement and all applicable federal and state securities laws. Any attempted Transfer in violation of the terms hereof shall be null and void ab initio and of no effect. In connection with any Transfer of Company Equity Securities by a Member that is not made pursuant to a registered public offering, the Company may, in its sole discretion, request an opinion in form and substance reasonably satisfactory to the Company of counsel to such Member (which may include internal counsel of a Member) reasonably satisfactory to the Company stating that such transaction is exempt from registration under the Securities Act and in compliance with applicable state securities laws.

Section 7.4.Certificates. Nothing contained herein shall require the delivery of any certificate to any Member at any time when the Units are not certificated.

Section 7.5.Representations of Members. Each Member represents and warrants to the Company and each other Member that such Member:

(a) understands and acknowledges that the Units held by such Member were granted or sold under an exemption from registration provided for in the Securities Act, and accordingly, must be held indefinitely by such Member unless the Units are subsequently transferred in transactions that are either registered under the Securities Act or exempt from registration;

(b) understands that the Company is under no obligation to register the offer and sale of the Units under the Securities Act or to file for or comply with an exemption from registration, and recognizes that exemptions from registration, in any case, are limited and may not be available when such Member may wish to offer, sell, transfer, pledge or otherwise dispose of the Units;

(c) acknowledges that the issuance of the Units has not been scrutinized by the United States Securities and Exchange Commission or by any federal or state or foreign regulatory or governmental authority charged with the administration of the securities laws;

(d) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of owning the Units, has fully considered, for purposes of owning the Units, and understands that: (i) owning the Units is a speculative investment which involves a high degree of risk of loss of the entire investment by such Member; (ii) that there will be no public market for the Units and accordingly, it may not be possible for the Member to liquidate the Units in case of an emergency; and (iii) such Member’s right to transfer the Units is limited as set forth herein and under law;

(e) has had the opportunity to discuss the tax consequences of ownership of the Units with such Member’s attorney, and/or accountant or other representatives, if any; and

(f) will own the Units solely for such Member’s own account, for investment purposes only, and not with a view to, or in connection with, any resale or distribution thereof and such Member has no contract, undertaking, understanding, agreement or arrangement, formal or informal, with any Person to sell, transfer, pledge or otherwise transfer to any Person or otherwise dispose of the Units, or any part thereof, any interest therein or any rights thereto and no present plans to enter into any such contract, undertaking, agreement or arrangement.

The foregoing representations and warranties are made by each Member and such Member hereby agrees that such representations and warranties shall survive the grant, purchase, or receipt of the Units by the Company to such Member.

ARTICLE VIII.

TAG-ALONG RIGHTS

Section 8.1.Tag-Along Sale.

(a) At least fifteen (15) Business Days prior to any Transfer of Units by a member of the Walgreens Group (other than a Transfer being made to a Designated Affiliate) the member of the Walgreens Group making such Transfer (the “Transferring Investor”) shall deliver a written notice (the “Tag-Along Notice”) to the Company and the other Members (including, for the avoidance of doubt, the other Beneficial Owners) (the “Tag-Along Investors”) specifying in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the Transfer (a “Tag-Along Sale”). The Tag-Along Notice shall set forth all the material terms and conditions of the Tag-Along Sale, including without limitation, (i) the number and type of Units proposed to be so Transferred, (ii) the identity of the proposed transferee or acquiring Person, (iii) the proposed form, amount and timing of payment of the acquisition consideration, (iv) the amount and length of any proposed escrow or holdback, (v) the caps, baskets, and survival of representation and warranty terms of any proposed indemnification obligations applicable to the Tag-Along Investors and (vi) any other material proposed economic terms of the Tag-Along Sale. The Tag-Along Investors shall receive the definitive acquisition agreements for the Tag-Along Sale no less than twenty (20) Business Days prior the proposed closing date for the Tag-Along Sale. The Tag-Along Investors may elect to participate in the contemplated Tag-Along Sale by delivering written notice to the Transferring Investor within twenty (20) Business Days after delivery of the Tag-Along Notice or, in the case of a Tag-Along Sale that constitutes a Sale Transaction, may in the alternative exercise the Special Put Right contemplated by Section 9.1(e). If any Tag-Along Investors elect to participate in such Tag-Along Sale, the Transferring Investor and such Tag-Along Investors will be entitled to sell in the contemplated Tag-Along Sale, on the same terms as the Transferring Investor (including the same covenants as the Transferring Investor agrees to in the Tag-Along Sale) (provided that the proceeds in any Tag-Along Sale shall be distributed in the same manner as proceeds pursuant to Section 5.4(b)): a number of Units (other than Management Incentive Units) (including, for the avoidance of doubt, WCAS Blocker Units in accordance with Section 7.2) equal to the product of (A) the quotient determined by dividing the number of Common Units (other than Management Incentive Units) owned by such Tag-Along Investor, by the aggregate number of outstanding Common Units (other than Management Incentive Units) owned by the Transferring Investor and the Tag-Along Investors participating in such sale, and (B) the number of Common Units to be sold in the contemplated Transfer. Whether or not to effect a Tag-Along Sale shall be within in the sole and absolute discretion of the Transferring Investor.

(b) Each Transferring Investor will use commercially reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the Tag-Along Investors in any contemplated Tag-Along Sale, and the Transferring Investor will not Transfer any of its Units to the prospective transferee(s) unless (i) the prospective transferee(s) agrees to allow the participation of the Tag-Along Investors, or (ii) the Transferring Investor(s) agree to purchase the number of Units and WCAS Blocker Units from the Tag-Along Investors that the Tag-Along Investors would have been entitled to sell pursuant to this Section 8.1.

(c) Each Tag-Along Investor (and the Beneficial Owners that beneficially own Equity Securities of such Tag-Along Investor) shall (i) be obligated to join, on a pro rata (but not joint and several) basis (based on the consideration received by such Tag-Along Investor relative to the consideration received by all selling Members in Tag-Along Sale) (the “Tag-Along Pro Rata Basis”), in any indemnification obligations that the Transferring Investor(s) agrees to provide in the Tag-Along Sale (other than in connection with obligations that relate to a particular Member, such as representations and warranties and covenants concerning itself or the Units to be transferred by it, for which each Member shall agree to be solely responsible), (ii) make such representations and warranties concerning itself and the Units to be sold by it in connection with such Tag-Along Sale as the Transferring Investor(s) make with respect to themselves and their Units (provided, however, that notwithstanding the foregoing, each Tag-Along Investor shall agree to join on a Tag-Along Pro Rata Basis with respect to indemnification relating to the breach of any representation or warranty or covenant made by the Company, if any, in the Tag-Along Sale) and (iii) agree to the same covenants as the Transferring Investor. Notwithstanding the forgoing, in no event shall any Tag-Along Investor be liable for any indemnification obligations in excess of the amount of consideration received by such Tag-Along Investor in connection with such Tag-Along Sale.

(d) Each Transferring Investor(s) and each Tag-Along Investor (and the Beneficial Owners that beneficially own Equity Securities of such Tag-Along Investor) shall be responsible for funding, on a Tag-Along Pro Rata Basis, any adjustment in purchase price or escrow arrangements in connection with the Tag-Along Sale and any withdrawals from any such escrow, including any such withdrawals that are made with respect to claims arising out of agreements, covenants, representations, warranties or other provisions relating to the Tag-Along Sale for which such Tag-Along Investor is liable (subject to the limitations in Section 8.1(c)).

(e) Each Transferring Investor(s) and each Tag-Along Investor (and the Beneficial Owners that beneficially own Equity Securities of such Tag-Along Investor) shall be responsible, on a Tag-Along Pro Rata Basis, for the Costs incurred by the Company and the Transferring Investor in consummating the Tag-Along Sale to the extent not paid or reimbursed by the Company, the acquiring Person or another Person (other than the Transferring Investor(s)). The Transferring Investor(s) shall be entitled to estimate, in their reasonable, good faith judgment, each Tag-Along Investor’s share of such Costs and to withhold such amounts from payments owed to each Tag-Along Investor at the time of closing of the Tag-Along Sale; provided that such estimate shall not preclude the Transferring Investor(s) from recovering additional amounts from the Tag-Along Investors in respect of each Tag-Along Investor’s share of such Costs. If the amount withheld for estimated Costs is greater than the actual amount of Costs, the surplus shall be promptly paid to the Tag-Along Investors on a Tag-Along Pro Rata Basis.

Section 8.2.Closing of Tag-Along Sale. At the closing of such Tag-Along Sale, each of the Tag-Along Investors shall deliver all documents and instruments reasonably requested by the Transferring Investor(s) evidencing the Transfer of such Tag-Along Investor’s Units which are to be sold in connection with such sale against payment of the purchase price therefor by check or wire transfer to the account or accounts specified by such Tag-Along Investor.

ARTICLE IX.

PUT/CALL RIGHTS

Section 9.1.Put/Call Rights.

(a) At any time within the period that commences on March 31, 2023 (the “First Put/Call Exercise Date”) and terminates on the date that is thirty (30) days following the First Put/Call Exercise Date (such period, the “First Put Window”), WCAS shall have the right, on behalf of each holder of Common Units (which, for the avoidance of doubt, includes the WCAS Group to the extent of their ownership of WCAS Blocker) and each holder of Vested Management Incentive Units (each such holder who exercises a Put Right (as defined below), a “Put Seller”, and each such right, together with the right pursuant to Section 9.1(b), a “Put Right”), but not the obligation, to deliver a written notice of election pursuant to this Article IX to Walgreens and the Company (each such notice, a “Put Notice”, and the transaction resulting from any Put Notice delivered pursuant to Section 9.1(a) or Section 9.1(b), a “Put”) to require Walgreens or its Designated Affiliate to purchase from such Put Seller up to fifty percent (50%) of the Common Units (including, for the avoidance of doubt, up to 50% of the WCAS Blocker Units held by the WCAS Group) and one hundred percent (100%) of the Exchanged Units (as hereinafter defined), as applicable, held by such Put Seller at the time of such exercise, in exchange for payment of an amount equal to the Exercise Price multiplied by the number of Put Units to be sold by such Put Seller in accordance with this Section 9.1(a).

(b) At any time within the period that commences on March 31, 2024 (the “Second Put/Call Exercise Date” and, together with the First Put/Call Exercise Date, each, a “Put/Call Exercise Date”) and terminates on the date that is thirty (30) days following the Second Put/Call Exercise Date (such period, the “Second Put Window”), WCAS, acting on behalf of any Put Seller, shall have the right, but not the obligation, to deliver a Put Notice to require Walgreens or its Designated Affiliate to purchase from any Put Seller up to one hundred percent (100%) of the Common Units (including, for the avoidance of doubt, 100% of the WCAS Blocker Units) and one hundred percent (100%) of the Exchanged Units (as hereinafter defined), as applicable, held by such Put Seller at the time of such exercise, in each case in exchange for payment of an amount equal to the Exercise Price multiplied by the number of Put Units to be sold by such Put Seller in accordance with this Section 9.1(b).

(c) Walgreens or its Designated Affiliate shall have the right, but not the obligation (each, a “Call Right”), from the date following the expiration date of the First Put Window to the date that is thirty (30) days following the expiration date of the First Put Window (the “First Call Window”), and from the date following the expiration date of the Second Put Window to the date that is thirty (30) days following the expiration date of the Second Put Window, in each case, to deliver a written notice of election pursuant to this Article IX to WCAS and the Company (each such notice, a “Call Notice”, and the transaction resulting from any Call Notice, a “Call”) to require each holder of Common Units (including, for the avoidance of doubt, WCAS Blocker Units) and each holder of Vested Management Incentive Units (each, a “Call Seller”) to sell to Walgreens or its Designated Affiliate all (but not less than all) of the Call Units held by such Call Seller at the time of such exercise, in each case in exchange for payment to the applicable Call Seller of an amount equal to the Exercise Price multiplied by the number of Call Units to be sold by such Call Seller in accordance with this Article IX; provided that in the event any Call Seller exercises a Put Right during the First Put Window and Walgreens or its Designated Affiliate exercises a Call Right during the First Call Window, the amount payable to such Call Seller shall be increased by an amount equal to the product of (x) the difference in the Exercise Price for the Call Right minus the Exercise Price for the Put Right, multiplied by (y) the number of Put Units sold by such Call Seller in connection with such Put Right during the First Put Window.

(d) In connection with the exercise of (x) a Put Right, each holder of Vested Management Incentive Units shall contribute to the Company the number of Vested Management Incentive Units to be Put, up to fifty percent (50%) of its Vested Management Incentive Units, in the case of the First Put/Call Exercise Date, and up to one hundred percent (100%) of its Vested Management Incentive Units, in the case of any other Put Right and (y) a Call Right, each holder of Vested Management Incentive Units shall contribute to the Company one hundred percent (100%) of its Vested Management Incentive Units, in the case of either the First Put/Call Exercise Date or the Second Put/Call Exercise Date, in each case in exchange for a number of Common Units (the “Exchanged Units”) having a value equal to the fair market value (taking the distribution threshold of such contributed Vested Management Incentive Units into account) of such contributed Vested Management Incentive Units (a “Management Incentive Unit Contribution and Exchange”).

(e) Within thirty (30) days following each subsequent March 31st after the Second Put/Call Exercise Date (each such date, a “Clean-Up Put/Call Date” and each such period, a “Clean-Up Put Window”), then WCAS, on behalf of each Put Seller, shall have the opportunity, but not the obligation (each, a “Clean-Up Put Right”), to deliver a Put Notice (each, a “Clean-Up Put”), to Walgreens and the Company with respect to all Common Units and Exchanged Units (after effecting a Management Incentive Unit Contribution and Exchange for any of the Put Seller’s Vested Management Incentive Units (which, for the avoidance of doubt, will include Management Incentive Units that have vested after the Second Put/Call Exercise Date and prior to the applicable Clean-Up Put/Call Date held by such Put Seller that were not purchased by Walgreens or its Designated Affiliate in respect of an earlier Put/Call Exercise Date or Clean-Up Put/Call Date). Any Clean-Up Put Right must be exercised by WCAS on behalf of all Sellers and all holders of Vested Management Incentive Units at the time of exercise for the full amount of Put Units as provided in this Article IX. If WCAS has not exercised a Clean-

Up Put Right during a Clean-Up Put Window on behalf of any holder of Common Units or holder of Vested Management Incentive Units, Walgreens or its Designated Affiliate also shall have the opportunity, but not the obligation (each, a “Clean-Up Call Right”), to deliver a Call Notice (each, a “Clean-Up Call”) to WCAS and the Company with respect to any Common Units or Exchanged Units (after effecting a Management Incentive Unit Contribution and Exchange for any of the Call Seller’s Vested Management Incentive Units (which, for the avoidance of doubt, will include Management Incentive Units that have vested after the Second Put/Call Exercise Date and prior to the applicable Clean-Up Put/Call Date held by such Call Seller that were not purchased by Walgreens or its Designated Affiliate in respect of an earlier Put/Call Exercise Date or Clean-Up Put/Call Date)); provided that any Clean-Up Call Right exercised by Walgreens or its Designated Affiliate shall be for all Call Units outstanding at the time of such exercise.

(f) WCAS, on behalf of each Put Seller, also shall have the opportunity, but not the obligation, either (i) upon the occurrence of a Sale Transaction or (ii) in the event Walgreens or its Designated Affiliate breaches its obligation to pay when due the Exercise Price payable in respect of a Put or Call, as applicable, in each case to deliver a Put Notice to Walgreens and the Company within ten (10) Business Days following the events described in clauses (i) or (ii) above, as applicable, to require Walgreens or its Designated Affiliate (“Special Put Right”) to purchase all of each Put Seller’s Common Units and Exchanged Units (after effecting a Management Incentive Unit Contribution and Exchange for all of its Vested Management Incentive Units), as applicable, held by the applicable Put Seller (each a “Special Put”) in exchange for payment of the Exercise Price calculated in accordance with this Article IX. Any Special Put Right must be exercised by WCAS on behalf of all Sellers and all holders of Vested Management Incentive Units at the time of exercise for the full amount of Put Units as provided in this Article IX.

(g) The Members agree that WCAS shall deliver Put Notices to Walgreens on behalf of (i) the Management Members with respect to their respective Management Incentive Units and Common Units, (ii) the Health System Co-Investors and (iii) the members of Shields Holdings with respect to the Common Units allocable to such member in respect of his, her or its membership interests in Shields Holdings, in each case reflecting the respective elections of each member of each of the foregoing constituencies.

(h) If the members of Shields Holdings do not unanimously elect to exercise or refrain from exercising their respective Put Right, Clean-Up Put Right or Special Put Right, the parties hereto shall use commercially reasonable efforts to cooperate with Shields Holdings to enable Shields Holdings to distribute the Units allocable to the members of Shields Holdings desiring to exercise their respective Put Right, Clean-Up Put Right or Special Put Right prior to effecting the applicable Put, Clean-Up Put or Special Put hereunder.

Section 9.2.Calculation of Exercise Price.

(a) On March 31 of each year (commencing March 31, 2023), and at such other times as reasonably requested by WCAS or Walgreens in writing, the Company shall use commercially reasonable efforts to provide the Sellers and Walgreens with the Put/Call Measurement Period Financials; provided that if the Company does not provide the Sellers and Walgreens with the Put/Call Measurement Period Financials on March 31 of any year, then the First Put Window, Second Put Window or Clean-Up Put Window, as applicable, shall not be deemed to have begun until the applicable Put/Call Measurement Period Financials are provided to the Sellers and Walgreens.

(b) Within twenty (20) Business Days following the election by Walgreens to exercise a Call Right or Clean-Up Call Right, as the case may be, by delivery of a Call Notice, Walgreens shall have delivered to WCAS a written notice setting forth a good faith calculation of the Exercise Price to be paid for the Call Units and each of the components of the Exercise Price calculation, together with reasonable supporting detail with respect to the calculation of such amounts (the “Call Exercise Price Notice”). Within twenty (20) Business Days following the election by WCAS, on behalf of any Put Sellers, to exercise a Put Right, Clean-Up Put Right or Special Put Right, as the case may be, by delivery of a Put Notice, WCAS shall have delivered to Walgreens Parent on behalf of the Put Sellers, a written notice setting forth a good faith calculation of the Exercise Price to be paid for the Put Units to be purchased in connection with the applicable Put, Clean-Up Put or Special Put, and each of the components of the Exercise Price calculation, together with reasonable supporting detail with respect to the calculation of such amounts (the “Put Exercise Price Notice”). The calculations provided in any Put Exercise Notice or Call Exercise Price Notice shall be prepared in a manner consistent with the terms hereof (including the definitions contained herein) and with the illustrative calculation set forth in Schedule E.

(c) After receipt of a Call Exercise Price Notice, WCAS shall have twenty (20) Business Days to review the Call Exercise Price Notice on behalf of the Call Sellers (the “Call Review Period”). The Call Exercise Price Notice shall be binding and conclusive upon, and deemed accepted by, WCAS and the Call Sellers, unless WCAS shall have notified Walgreens in writing prior to the expiration of the Call Review Period of any dispute or objection thereto (any such written dispute or objection being referred to as a “Call Objection”), setting forth in reasonable detail the basis for its dispute or objections and the specific adjustments (including dollar amounts) to the Exercise Price that WCAS on behalf of the Call Sellers believes should be made. Any components of the Exercise Price not disputed or objected to in a Call Objection by WCAS shall be deemed to have been accepted by WCAS, the Call Sellers and Walgreens upon the expiration of the Call Review Period. If no Call Objection is delivered by WCAS or if WCAS notifies Walgreens in writing that it has no such disputes or objections, in each case prior to the expiration of the Call Review Period, then the applicable Call Exercise Price Notice shall be deemed to have been accepted by, and shall be final and binding upon the Call Sellers, WCAS and Walgreens. After receipt of a Put Exercise Price Notice, Walgreens shall have twenty (20) Business Days to review such Put Exercise Price Notice (the “Put Review Period”). The Put Exercise Price Notice shall be binding and conclusive upon, and deemed accepted by, Walgreens, unless Walgreens shall have notified WCAS in writing prior to the expiration of the Put Review Period of any dispute or objection thereto (any such written dispute or objection being referred to as a “Put Objection”), setting forth in reasonable detail the basis for its dispute or objections and the specific adjustments (including dollar amounts) to the Exercise Price that Walgreens believes should be made. Any components of the

Exercise Price not disputed or objected to in a Put Objection by Walgreens shall be deemed to have been accepted by Walgreens upon the expiration of the Put Review Period. If no Put Objection is delivered by Walgreens or if Walgreens notifies WCAS in writing that it has no such disputes or objections, in each case prior to the expiration of the Put Review Period, then the applicable Put Exercise Price Notice shall be deemed to have been accepted by, and shall be final and binding upon, Walgreens, WCAS and the applicable Put Sellers.

(d) WCAS, on behalf of the Call Sellers, and Walgreens shall, within twenty (20) Business Days following delivery of a Call Objection to Walgreens (the “Call Resolution Period”), attempt in good faith to resolve their differences, and any resolution by them as to any disputed components of the Exercise Price shall be final, binding and conclusive. Any matters not resolved during the Call Resolution Period shall be settled in accordance with the dispute resolution procedures set forth in Section 9.4. WCAS and Walgreens shall, within twenty (20) Business Days following delivery of a Put Objection to WCAS (the “Put Resolution Period”), attempt in good faith to resolve their differences, and any resolution by them as to any disputed components of the Exercise Price shall be final, binding and conclusive. Any matters not resolved during the Put Resolution Period shall be settled in accordance with the dispute resolution procedures set forth in Section 9.4.

(e) Walgreens and the Sellers shall discuss in good faith potential revisions to this Article 9 in the event of any circumstance described on Exhibit B.

Section 9.3.Closing. At the Closing of any Put, Clean-Up Put or Special Put (a “Put Closing”), or the closing of any Call or Clean-Up Call (a “Call Closing”), Walgreens or its Designated Affiliate shall pay the Exercise Price in accordance with this Section 9.3. At a Put Closing or a Call Closing, as applicable: (a) each Put Seller or Call Seller, as applicable, shall transfer to Walgreens or its Designated Affiliate the applicable Put Units or Call Units, as applicable, free and clear of all liens (other than restrictions arising under securities laws) and shall execute such documents as are otherwise reasonably necessary or appropriate, and (b) Walgreens or its Designated Affiliate shall deliver the Exercise Price (i) in the case of a Put Closing, to each Put Seller in cash or (ii) in the case of a Call Closing, to each Call Seller in cash. A Put Closing or a Call Closing shall take place within ten (10) Business Days from the final determination of the applicable Exercise Price; provided that the following conditions precedent set forth in clauses (A), (B) and (C) shall each be a condition precedent to each Put Closing and Call Closing: (A) all necessary consents or approvals from a governmental authority or regulatory body with respect to the applicable transaction shall have been obtained (it being understood and agreed that the Members shall be obligated to comply with the obligations set forth in Section 5.05 of the Securities Purchase Agreement, dated as of September 17, 2021, by and among the equityholders of the Company listed on Schedules A and B thereto, the equity holders of WCAS Blocker listed on Schedule C thereto, and, upon their joinder to such agreement pursuant to Section 1.03 thereof, the Health Systems Sellers (as defined therein)) to obtain any such required consent or approval, (B) no injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental body shall be in effect enjoining, restraining, preventing or prohibiting consummation of the applicable Put Closing or Call Closing, or making the consummation of the Put Closing or Call Closing illegal and (C) each Put Seller or Call Seller, as applicable, shall represent to Walgreens or its Designated Affiliate, as applicable, that it is the owner of the Put Units or Call Units, as applicable, set forth in the applicable assignment document, and that such Put Units or Call Units, as applicable, are being transferred free and clear of any liens (other than restrictions arising under securities laws). If, subject to the foregoing sentence, a Put Closing or a Call Closing, as applicable, does not occur within ten (10) Business Days of the final determination of the applicable Exercise Price for any reason, any party failing to comply with its obligation to consummate such Put Closing or Call Closing pursuant to this Section 9.3 shall be in material breach of its obligations hereunder. In addition to all other remedies available to the non-breaching party under this Agreement in law or in equity, the parties hereto agree that the breaching party shall be subject to specific performance of its obligations hereunder (and the parties agree that money damages shall be an insufficient remedy for such breach and no party shall assert any contrary defense).

Section 9.4.Dispute Resolution Procedures. If at the end of the Call Resolution Period or the Put Resolution Period, as applicable, WCAS and Walgreens have been unable to resolve any differences that they may have with respect to the determination of the applicable Exercise Price, as specified in a Call Objection or Put Objection, as applicable, they shall refer all such matters that remain in dispute (the “Unresolved Matters”) to a nationally recognized independent accounting firm jointly selected by them (the “Valuation Firm”), with WCAS acting on behalf of the Put Sellers or Call Sellers, as the case may be. If WCAS and Walgreens are unable to agree upon the Valuation Firm, then each such party shall select a nationally recognized independent accounting firm, and those two firms will mutually agree on a third nationally recognized independent accounting firm, and such firm will alone serve as the “Valuation Firm”. WCAS and Walgreens shall act in good faith to agree upon, as soon as reasonably practicable, the terms on which the Valuation Firm shall act (and for these purposes acting in good faith shall include agreeing to any commercially reasonable terms proposed by the Valuation Firm (including without limitation its fees, costs and any limitations on its liability)). Following agreement by WCAS and Walgreens on the relevant terms, WCAS and Walgreens shall each sign terms of engagement which reflect such terms as agreed by the Valuation Firm solely for the purpose of determining the Exercise Price (the “Terms of Engagement”). If WCAS and Walgreens fail to agree on Terms of Engagement for the Valuation Firm within ten (10) Business Days after the end of the Call Resolution Period or Put Resolution Period, as applicable, WCAS and Walgreens agree that each of them shall execute the standard form of the Valuation Firm’s terms of engagement as proposed by the Valuation Firm for its appointment. The Valuation Firm shall, acting as experts in valuation and not as arbitrators, determine, on a basis consistent with the requirements of this Agreement, and only with respect to the unresolved matters so submitted, whether and to what extent the Call Exercise Price Notice or Put Exercise Price Notice, as applicable, requires adjustment to the Exercise Price. WCAS and Walgreens shall instruct the Valuation Firm to (i) use its commercially reasonably efforts to render its final written determination within thirty (30) days after such firm’s engagement and (ii) prepare a final calculation of the Exercise Price. With respect to each such unresolved matter, the Valuation Firm’s determination, if not in accordance with the position of either disputing party, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the disputing parties with respect thereto. Except for the case of fraud or manifest error, the Valuation Firm’s final written determination shall be final, conclusive and binding upon WCAS, the Put Sellers or Call Sellers, as applicable, and Walgreens. WCAS and Walgreens will share equally the fees and expenses of the Valuation Firm.

Section 9.5. WCAS Exit.

(a) As of the date the WCAS Group ceases to directly or indirectly own any Company Equity Securities (the “Final Liquidity Date”), the Shields Holdings Group and Management Members shall designate a party to serve as a representative on behalf of the Sellers and holders of Vested Management Incentive Units (the “Shields Designee”), and the references to “WCAS” in this Article IX shall be deemed to be references to the Shields Designee.

(b) It is the intent of the parties hereto that as of the Final Liquidity Date, all Management Incentive Units granted on or prior to the date hereof shall no longer be outstanding either because they were vested and sold in the WCAS exit transaction, or were unvested and canceled in accordance with the terms of the applicable agreements governing such Management Incentive Units. Notwithstanding the foregoing, to the extent there are nevertheless any such Management Incentive Unit outstanding as of the Final Liquidity Date that is either (a) vested and not acquired on such date or (b) unvested and not cancelled as of such date, Buyer may in its discretion purchase such Management Incentive Units pursuant to a Call or Clean-Up Call, as applicable.

ARTICLE X.

MANAGEMENT REPURCHASE

Section 10.1.Repurchase Option.

(a) General. Upon the termination of any Management Member’s employment with the Company or any of its Subsidiaries for any reason (including death, Disability or retirement) (a “Termination”), all Company Equity Securities (other than Unvested Management Incentive Units which will be cancelled in accordance with terms of the applicable Common Unit Certificate), whether held by such Management Member or a Designated Affiliate thereof (collectively, the “Available Securities”), shall be subject to repurchase by the Company (or its designees) pursuant to the terms and conditions set forth in this Section 10.1 (the “Repurchase Option”). For the avoidance of doubt and notwithstanding anything to the contrary herein, the repurchase rights set forth in this Section 10.1 shall not apply to any Company Equity Securities held by Shields and Shields Holdings as of the date of this Agreement or any Equity Securities of Shields Holdings held by any of the Beneficial Owners.

(b) Company Option. The Board, acting in good faith, may elect (in its sole discretion) to cause the Company to purchase all or any portion of the Available Securities pursuant to the Repurchase Option by delivering written notice to such Management Member at any time following the Termination; provided, that if such Management Member is a member of the Board at the time of such election, such Management Member shall not have the right to vote with respect to such Repurchase Option. Such notice shall set forth the number and amount of Available Securities to be acquired from each holder thereof, the aggregate consideration to be paid for such securities and the time and place for the closing of such purchase.

(c) Repurchase Price. (i) Upon exercise of the Repurchase Option with respect to Vested Management Incentive Units, the purchase price for such Available Securities (the “Repurchase Price”) shall be paid in cash (subject to Section 10.2) as follows:

(A) if the Repurchase Option is triggered by Termination of such Management Member’s employment (other than for Cause), the Repurchase Price shall be the Fair Market Value of such Available Securities as of the date of Termination; and

(B) if the Repurchase Option is triggered by a Termination for Cause, the Repurchase Price of such Available Securities held by such Management Member shall be one dollar ($1) in the aggregate for all such Available Securities.

(ii) Upon exercise of the Repurchase Option with respect to Available Securities (other than Vested Management Incentive Units), the Repurchase Price for such Available Securities shall be paid in cash (subject to Section 10.2) as follows:

(A) if the Repurchase Option is triggered by Termination of such Management Member’s employment (other than for Cause), the Repurchase Price shall be the Fair Market Value of such Available Securities as of the date of Termination; and

(B) if the Repurchase Option is triggered by a Termination by for Cause, the Repurchase Price of such Available Securities held by such Management Member shall be to the lesser of the initial cost of such Available Securities and the Fair Market Value of such Available Securities as of the date of Termination.

(d) Closing. The purchase of Available Securities pursuant to this Article X shall be consummated at the Company’s principal office at 10:00 a.m., on the thirtieth (30th) day next following the date the Repurchase Option is delivered, or on such earlier day as designated by the Company, upon not less than ten (10) days prior notice to the Management Member or other holder whose Available Securities are to be repurchased. If such date is not a Business Day, such purchase shall occur at the same time and place on the next succeeding Business Day. The Company shall be entitled to receive customary representations and warranties as to ownership, title, authority to sell and the like from the holders thereof regarding such sale and to receive such other documentation and evidence as may reasonably be necessary to effect the purchase of the Available Securities to be purchased pursuant to the Repurchase Option.

(e) Failure to Deliver Available Securities. If such Management Member or any other holder whose Available Securities are to be purchased pursuant to this Section 10.1 fails to deliver such Available Securities on the scheduled closing date of such purchase: (i) such Available Securities shall be deemed for all purposes (including the right to receive distributions) to have been transferred to the Company; (ii) to the extent that such Available Securities are evidenced by certificates, such certificates shall be deemed canceled; (iii) the Company shall make an appropriate notation in its records to reflect the transfer of such Available Securities to the Company; and (iv) the Person obligated to sell such Available Securities shall merely be a creditor with respect to such Available Securities with the right only to receive payment of the purchase price, without interest, from the Company.

Section 10.2.Manner of Payment. Notwithstanding anything to the contrary contained herein, to the extent the payment of all or any portion of a Repurchase Price in cash (or the dividend or distribution of necessary amounts to make such payment to the Company from a Subsidiary thereof) would violate the Act or other applicable law or would be prohibited by any agreement governing the indebtedness of the Company or its Subsidiaries, the Company or a Subsidiary thereof may pay that portion of the Repurchase Price through the issuance of promissory notes. Such promissory notes shall be unsecured and subordinated to the Company’s existing debt and bear interest per annum at the then applicable federal rate, and shall have a maturity date, which is (i) no later than five (5) years of the anniversary of the issuance of such note or (ii) otherwise mutually agreed to between the Company and the applicable Management Member. The interest thereon shall be payable quarterly provided that if an instrument evidencing borrowed indebtedness of the Company or a Subsidiary restricts the ability of the Company or such Subsidiary, directly or indirectly, to dividend funds to the Company to make any payment of interest or principal on such note then the Company shall not be required to make such payment of interest or principal (including on the maturity date of such Note) until such dividend can be made without such restrictions.

ARTICLE XI.

PREEMPTIVE RIGHTS

Section 11.1.Grant of Preemptive Rights. The Company hereby grants to each Qualified Investor (including, for the avoidance of doubt, the WCAS Group and the Walgreens Group to the extent of their respective ownership of WCAS Blocker) the right to purchase its Proportionate Fully-Diluted Percentage of any Company Equity Securities to be issued in any future Eligible Issuance.

Section 11.2.Notice of Eligible Issuance.

(a) The Company shall, before issuing any Company Equity Securities in an Eligible Issuance, give written notice (the “Offer Notice”) thereof to each Qualified Investor (the “Preemptive Offer”). The Offer Notice shall specify the number of Company Equity Securities the Company proposes to issue, the price per unit for the Company Equity Securities and all other material terms and conditions of such proposed issuance known at the date of the Offer Notice. For a period of thirty (30) days following the date of the Offer Notice or such shorter period as determined in good faith by the Board (taking into account, among other things, the timing of such Eligible Issuance) and disclosed in the Offer Notice (the “Preemptive Offer Period”), each Qualified Investor desiring to participate (each, a “Participating Qualified Investor”) shall be entitled, by written notice to the Company, to elect to purchase all or any part of such Participating

Qualified Investor’s Proportionate Fully-Diluted Percentage of the Company Equity Securities being sold in the Eligible Issuance which notice shall also indicate the number of Company Equity Securities such Participating Qualified Investor elects to purchase; provided, that if two or more securities shall be proposed to be sold as a “unit” in an Eligible Issuance, any such election must relate to such unit of securities.

(b) The Company shall notify each Participating Qualified Investor as soon as practicable following the expiration of the Preemptive Offer Period of the number of days each Participating Qualified Investor will have to deliver to the Company such Participating Qualified Investor’s executed copy of a customary subscription agreement with respect to the purchase of such Company Equity Securities, together with a check payable to the order of the Company in the amount of the aggregate purchase price for such Company Equity Securities.

(c) To the extent that elections pursuant to this Section 11.2 shall not be made with respect to any Company Equity Securities included in an Eligible Issuance within such Preemptive Offer Period, then the Company may issue such remaining Company Equity Securities, but only for consideration not less than, and otherwise on terms no less favorable to the Company than, those set forth in the Offer Notice and only within ninety (90) days after the end of the Preemptive Offer Period.

(d) In the event that any such Preemptive Offer is accepted by one or more Participating Qualified Investors, the Company shall sell to such Participating Qualified Investors, and such Participating Qualified Investors shall purchase from the Company, for the consideration and on the terms set forth in the Preemptive Offer, the securities that such Participating Qualified Investors shall have elected to purchase and the Company may sell the balance, if any, of the Company Equity Securities it proposed to sell in such Eligible Issuance in accordance with Section 11.2(c). The Company may sell all of the Company Equity Securities subject to a Preemptive Offer on the same date or in portions over multiple dates.

(e) Notwithstanding anything to the contrary contained above, if the Board shall have determined that it is in the best interests of the Company to proceed with an Eligible Issuance prior to providing the notices required by this Article XI or affording each of the Qualified Investors its preemptive rights in strict compliance with this Article XI, the Company shall be permitted to first consummate such issuance and thereafter deliver such notices and afford the Qualified Investors an opportunity to exercise their preemptive rights hereunder so long as such notices are delivered and such preemptive rights offer is conducted as soon as reasonably practicable thereafter and such offer is structured such that the rights of the Qualified Investors hereunder are not prejudiced in any material respect thereby.

ARTICLE XII.

COVENANTS

Section 12.1.Confidential Information.

(a) No Member or Beneficial Owner shall use at any time any Confidential Information of which such Member or Beneficial Owner is or becomes aware except in connection with its investment in the Company (except that Members who are directors, officers or employees of the Company or its Subsidiaries shall also be permitted to use such Confidential Information in connection with the performance of their duties as directors, officers or employees).

(b) Each Member and Beneficial Owner shall also keep the Confidential Information strictly confidential and shall not disclose it or cause or permit its Agents (as defined below) to disclose it, except (i) as required by applicable law, regulation, rule, stock exchange requirement or required or requested by legal process or in response to any inquiry from a governmental entity or regulatory authority having jurisdiction over such Member or Beneficial Owner, as the case may be, and only after compliance with Section 12.1(c) and (ii) that it may disclose the Confidential Information or portions thereof to those of its officers, employees, directors, limited partners, advisors and other agents and directors (such Persons being referred to as “Agents”) who need to know such information in connection with the investment by such Member in the Company; provided that such Agents (x) are informed of the confidential and proprietary nature of the Confidential Information and (y) have agreed to maintain the confidentiality of the Confidential Information in a manner consistent with the provisions of this Article XII. Notwithstanding anything herein to the contrary, each such Member and such Beneficial Owner and each Agent thereof may disclose to any and all Persons, without limitation of any kind, the tax treatment, tax structure or tax strategies of, and the tax strategies relating to, the Company and the transactions entered into by the Company and all materials of any kind (including opinions and other tax analyses) that are provided to such Member, such Beneficial Owner or Agent relating to such tax treatment, tax structure, or tax strategies.

(c) If any such Member, Beneficial Owner or Agent thereof becomes legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, such Member, Beneficial Owner or Agent thereof shall, in each case if legally permissible, provide the Company with prompt and prior written notice of such requirement to disclose such Confidential Information. Upon receipt of such notice, the Company may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, such Member, Beneficial Owner and its Agents shall disclose only that portion of the Confidential Information which is legally required to be disclosed (as determined in good faith by counsel to such Member or Beneficial Owner, as the case may be) and shall take commercially reasonable steps to preserve the confidentiality of the Confidential Information. In addition, neither such Member, such Beneficial Owner nor its Agents shall oppose any action (and such Member, Beneficial Owner and its Agents shall, if and to the extent reasonably requested by the Company and legally permissible to do so, reasonably cooperate with and assist the Company, at the Company’s expense, in any reasonable action) by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded the Confidential Information.

(d) Notwithstanding anything in this Article XII to the contrary, nothing in this Article XII shall prohibit or limit in any way any Member from disclosing any Confidential Information (i) to prospective transferees of Units or (ii) in the case of a Member or Beneficial Owner that is a limited partnership, to its limited partners.

Section 12.2.Restrictive Covenants.

(a) During the period a Member or a Beneficial Owner or any of their respective Designated Affiliates (each, a “Restricted Person”) directly or indirectly owns any Units and for a period of two (2) years thereafter, such Restricted Person shall, and shall cause its Affiliates (which in the case of any member of (x) the WCAS Group shall only include WCAS XIII, L.P. and its portfolio companies and (y) the Walgreens Group shall only include the Walgreens Parent and its controlled Affiliates) not to, except with respect to activities of the Company or any of its Subsidiaries, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise engage, or have any interest in any business or Person that engages, anywhere in the United States, in (i) the development or management of a Person’s specialty pharmacy business and/or (ii) any business that is competitive with the Business of the Company or any its Subsidiaries as such Business was (1) conducted prior to the date hereof or (2) planned, and substantial steps were taken by the Company or its Subsidiaries toward conducting such Business, in each case prior to the date hereof; provided that this Section 12.2(a) shall be deemed not breached as a result of (1) the ownership by a Restricted Person of less than an aggregate of 2% of any class of stock of a Person engaged, directly or indirectly, in the Business of the Company or any of its Subsidiaries as of the date hereof; provided, however, that such stock is listed on a national securities exchange, (2) in the case of UMass and its Affiliates, (A) owning and operating hospital licensed pharmacies (retail and non-retail) located on the hospital campus of any UMass Affiliate, but precluding open or closed door specialty pharmacies except as provided in the last sentence of this paragraph; (B) owning and operating non-hospital licensed pharmacies that (I) are not specialty pharmacies, (II) are located on site and incorporated into the clinical operations of any UMass Affiliate and (III) exclusively serve patients of the UMass Affiliate; or (C) engaging in the activities listed on Exhibit A to the extent consistent with the past practice UMass or such applicable Affiliate prior to the date of this Agreement or (3) in the case of the Walgreens Parent and its controlled Affiliates, (x) any activity that would otherwise be deemed to violate clause (i) above or (y) (A) any business conducted on the date of this Agreement by the Walgreens Parent or any of its Affiliates or any joint venture arrangement to which the Walgreens Parent or any of its Affiliates is a party or (B) any business that is contemplated or being developed or designed on the date of this Agreement by the Walgreens Parent or its Affiliates or any such joint venture arrangement to which the Walgreens Parent is a party or (z) business activity that would otherwise violate this Section 12.2(a) that is acquired from any Person (an “After-Acquired Business”) or is carried on by any Person that is acquired by or combined with Walgreens or any of its Affiliates in each case after the date of this Agreement (an “After-Acquired Company”); provided, that with respect to clause (z), if the revenues derived from the portion such After-Acquired Business or After-Acquired Company that would otherwise violate this Section 12.2(a) constitute greater than 35% of the gross revenues of such After-Acquired Business or After-Acquired Company for the fiscal year immediately preceding such acquisition, then, within twelve (12) months after the consummation of the purchase or other acquisition of the After-Acquired Business or the After-Acquired Company, Walgreens Parent or the applicable controlled Affiliate shall sign a definitive agreement to dispose, and within twenty-four (24) months after the consummation of such purchase or other acquisition the Walgreens Parent or the applicable controlled Affiliate shall actually dispose (to an unrelated third party), of the relevant portion of the business or securities of the After-Acquired Business or the After-Acquired Company resulting in such excess gross revenues, unless, at the expiration of such twenty-four (24) month period, such excess revenues are otherwise less than 35% of the gross revenues of such After-Acquired Business or After-Acquired Company. For the avoidance of doubt, nothing in this Section 12.2(a) shall permit the Walgreens Parent, any member of the Walgreens Group or any other Member to use any Confidential Information other than as expressly permitted under Section 12.1. Notwithstanding the foregoing, if any UMass Affiliate wishes to develop a specialty pharmacy (a “New Specialty Pharmacy”) or expand the UMass Memorial Medical Center specialty pharmacy located on its University Campus (“Medical Center Specialty Pharmacy”) the parties agree that, with respect to the New Specialty Pharmacy or expanded Medical Center Specialty Pharmacy, and except as otherwise mutually agreed, the Company through its Affiliates will provide the same or substantially similar comprehensive management and operations services under the same or substantially similar terms and conditions as set forth in the Management Services Agreement dated March 27, 2019 (and as amended from time to time) between UMass Memorial Shields Pharmacy, LLC and UMass Memorial Medical Center, Inc.

(b) During the period a Restricted Person directly or indirectly owns any Units and for a period of two (2) years thereafter, such Restricted Person shall, and shall cause its Affiliates (which in the case of any member of (x) the WCAS Group shall only include WCAS XIII, L.P. and its portfolio companies and (y) the Walgreens Group shall only include the Walgreens Parent and its controlled Affiliates) not to, directly or indirectly, hire or solicit for hiring any person that is or was an employee of the Company or its Subsidiaries or seek to persuade any employee of the Company or its Subsidiaries to discontinue employment; provided that nothing in this Section 12.2(b) shall prohibit (a) a Restricted Person or any of its Affiliates from soliciting any such employee as a result of a general solicitation to the public or general advertisements, including in trade media or engagement of general search firms for employment not directed at employees of the Company or its Subsidiaries, (b) UMass or its Affiliates from hiring any such employee (other than a member of senior management) as a result of a general solicitation to the public or general advertisements, including in trade media or engagement of general search firms for employment not directed at employees of the Company or its Subsidiaries or (c) Jack Shields or any of his Affiliates from soliciting and/or hiring Robert M. Greenglass.

ARTICLE XIII.

REPORTS TO MEMBERS; TAX AND ERISA MATTERS

Section 13.1.Books of Account. Appropriate books of account shall be kept by the Board, in accordance with GAAP, at the principal place of business of the Company or a Subsidiary thereof, and each Member shall have access to all books, records and accounts of the Company as is required under the Act, in each case, under such conditions and restrictions as the Board may reasonably prescribe.

Section 13.2.Reports.

(a) Tax Reporting. As promptly as practicable after the close of each fiscal year of the Company, the Company shall furnish to each Member all Company information necessary to enable each Member to prepare its federal, state, and local income tax returns, which information shall include a Schedule K-1. The Company shall use commercially reasonable efforts to furnish such information within seventy-five days after the end of the Company’s taxable year.

(b) Determinations. All determinations, valuations and other matters of judgment required to be made for accounting purposes under this Agreement shall be made by the Board acting in good faith and, if so made, shall be conclusive and binding on all Members and any other Person, and to the fullest extent permitted by law, no such Person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto.

Section 13.3.Fiscal Year. The fiscal year of the Company shall be its taxable year, which (i) with respect to 2021, shall end at the close of business on December 31 of such calendar year, and (ii) with respect to 2022 and thereafter, shall end at the close of business on August 31 of each calendar year, in each case unless otherwise determined by the Board in accordance with Section 706 of the Code.

Section 13.4.Certain Tax Matters.

(a) Preparation of Returns. The Board shall cause to be prepared and filed all federal, state and local tax returns of the Company for each year for which such returns are required to be filed. The Board shall determine the appropriate treatment of each item of Company income, gain, loss, deduction and credit and the accounting methods and conventions to be used by the Company under the tax laws of the United States, the several states and other relevant jurisdictions.

(b) Certain Filings. Upon the sale of Company assets or a liquidation of the Company, the Members shall provide the Board with certain tax filings as reasonably requested by the Board and required under applicable law.

Section 13.5.Partnership Representative.

(a) WBA Acquisition 4, LLC will act as the Partnership Representative unless otherwise removed by the Board. The Partnership Representative, on behalf of the Company and its Members will be permitted to settle disputes with the Internal Revenue Service, extend the statute of limitations for any taxes, and take any other action, including making any election or filing under the Code, the regulations promulgated thereunder, or any other law or regulations that it in good faith believes to be in the best interests of the Company or the Members and shall have all other powers needed to fully perform hereunder including the power to retain all attorneys and accountants of its choice and to file for administrative adjustments pursuant to Section 6227 of the Code, provided, however, that the Partnership Representative shall remain subject to the direction of the Board in all respects to the extent permitted by applicable law. The Partnership Representative shall promptly advise the Board of any tax proceedings with respect to the Company and keep the Board reasonably informed of any material developments of any such proceedings. If the Company makes an election pursuant to Section 6226 of the Code with respect to an imputed underpayment, each Member shall comply with the corresponding requirements under the Budget Act. Each Member shall cooperate with the Partnership Representative to give effect to the requirements of and elections made by the Company pursuant to or as contemplated by the Budget Act.

(b) The Company shall indemnify and hold harmless the Partnership Representative and its directors, officers, employees and agents from and against any loss, expense, damage or injury suffered or sustained by them by reason of any acts, omissions or alleged acts or omissions arising out of their activities on behalf of the Company as Partnership Representative, absent the gross negligence, willful misconduct or taking of action in bad faith of the Partnership Representative.

(c) The Partnership Representative shall use commercially reasonable efforts, to either (i) reduce any imputed underpayment by modifications permitted under Section 6225(c) of the Code or Treasury Regulations promulgated thereunder or other relevant Treasury or IRS guidance, taking into account the tax status of UMass or (ii) make an election under Section 6226(a) of the Code. To the extent that the imputed underpayment is mitigated by modifications permitted under Section 6225(c) of the Code or Treasury Regulations promulgated thereunder, or other relevant Treasury or IRS guidance and such modifications relate to the status of UMass, the Partnership Representative shall use commercially reasonable efforts to allocate to UMass the benefit of any such reduction or modification of the required payment of the imputed underpayment attributable to the tax-exempt status of UMass.

(d) The foregoing covenants and indemnification obligation of the Members shall survive indefinitely and shall not terminate, without regard to any transfer of a Member’s Units, withdrawal as a Member, or liquidation, dissolution or termination of the Company.

Section 13.6.Section 754 Election. Each of the Company and its Subsidiaries that are classified as partnerships for U.S. federal income tax purposes will have in effect for the tax year that includes the date hereof an election pursuant to Section 754 of the Code.

ARTICLE XIV.

CONVERSION TO CORPORATION

Section 14.1.Conversion to C Corporation. Subject to Sections 14.2 and 14.3, the Members acknowledge that the Board may, in furtherance of an initial Public Offering (including as part of a transaction between the Company and a Person that is required to be registered under the Securities Act pursuant to which the Members will receive as consideration any equity securities of such other Person or any of its Subsidiaries (or the right to convert any Units into any equity securities of such other Person or any of its Subsidiaries), based upon tax, market and such other conditions as the Board shall deem appropriate at the time, (i) cause the Company to convert into a corporate form or otherwise undergo a recapitalization effected by means of a merger or otherwise, to the extent practicable, in a tax-free manner; (ii) require or effect a Transfer of all of the Units, or assets of the Company, to a corporation to be formed for the purpose of conducting the business of the Company, and in connection with such Transfer cause all the Units of the Company to be converted into or exchanged for shares of capital stock of such corporation and, if necessary or advisable, to cause the Company to dissolve; and/or (iii) create an “UPCO” structure by causing the formation of an UPCO, (A) having UPCO use some or all of the proceeds of an initial Public Offering to purchase some or all Units and/or (B) causing some or all of the outstanding Units to be convertible into, or exchangeable for, common stock of UPCO. Prior to effecting any of the foregoing transactions, the Board shall consult with the Investors regarding their tax and structuring considerations relating to any such transactions and shall use reasonable efforts acting in good faith to address such tax and structuring considerations in effecting any such transaction (to the extent that such considerations are consistent with Sections 14.2 and 14.3). By accepting its Units in the Company, each Member hereby consents to, and agrees to cooperate fully with, any such actions and/or decisions by the Board made in accordance with this Section 14.1. Without limiting the generality of the foregoing, but subject to the preceding provisions of this Section 14.1, each Member hereby agrees to take all actions that the Board reasonably deems necessary or desirable in connection with the foregoing, including executing any necessary or appropriate documents or forms, consenting to amendments to this Agreement to implement the foregoing and converting or exchanging its Units into shares of stock, other classes of Units or other property.

Section 14.2.Blocker Corporations. If, in connection with a transaction contemplated in Section 14.1, the Company, a successor to the Company or the UPCO (the “IPOCo”) is classified as a corporation for U.S. federal income tax purposes, any Member (or any direct or indirect owner of a Member) that is classified as a U.S. corporation for U.S. federal income tax purposes where such Member and, if applicable, its owner, does not own or have directly or indirectly any material assets other than the Units and no material liabilities other than liabilities that relate to the Units (each a “Blocker Corporation”) will be entitled to merge with IPOCo or an affiliate thereof or engage in similar transactions pursuant to which the interest holders of each such Blocker Corporation exchange their respective interests of the applicable Blocker Corporation for shares of IPOCo (each a “Blocker Corporation Merger”) in a manner intended to be tax-free to the interests holders of the applicable Blocker Corporation, IPOCo and its affiliates (including the applicable Blocker Corporation). Each Member shall be permitted to implement any internal restructuring of any affiliated Blocker Corporations and special purpose vehicles so that any Blocker Corporation becomes a direct owner of Units and to facilitate the sale described in this Section 14.2.

Section 14.3.Tax Receivables Agreement. In connection with an initial Public Offering in an “UPCO” structure described in Section 14.1, unless otherwise directed by the Board, (a) IPOCo and the applicable Members will enter into a tax receivables agreement (a “TRA”) pursuant to which IPOCo will agree to pay the Investors that are Members immediately prior to any transaction taken in contemplation of the initial Public Offering (the “Participating Members”) in proportion to their ownership of the Company at that time a percentage of IPOCo’s cash tax savings resulting from IPOCo’s utilization of a Code Section 743(b) basis adjustment arising from exchanges by the Participating Members, in whatever form (and at whatever time), of Units for IPOCo shares or cash (the “Participating Members’ Basis Step-up”) and (b) IPOCo will agree pursuant to the TRA to pay WCAS and Walgreens (or their respective designees) the same percentage of IPOCo’s cash tax savings resulting from IPOCo’s utilization of (i) the remaining Code Section 743(b) basis adjustment that arose from WCAS or Walgreens (as the case may be) direct or indirect purchase of Units (the “Basis Step-up”) and (ii) pre-existing net operating losses and tax credits, if any, generated by the Blocker Corporations attributable to such Member prior to a Blocker Corporation Merger and attributable to their ownership of Units; it being understood that (x) the amounts payable shall take into account the respective ownership of the Walgreens Group and the WCAS Group in WCAS Blocker and (y) after a Blocker Corporation Merger of WCAS into IPOCo, any amounts that become payable to WCAS (or its designee) under this Section 14.3(b) will be paid to the owners of WCAS or as additional consideration in the Blocker Corporation Merger. For the avoidance of doubt, it is also understood and agreed that if such TRA should include provisions more favorable to the Participating Members than contemplated above (for example, giving the Participating Members “dollar one” benefit from historical basis adjustments or giving Participating Members the benefit of any previous step-up), such principles should also extend to WCAS and Walgreens in an equitable manner. In determining IPOCo’s payment obligations pursuant to the TRA relating to a tax year of IPOCo (a “Tax Year”), cash tax savings of IPOCo (and related TRA payments) in the Tax Year will first be determined using a customary “with and without” methodology prior to giving effect to any net operating loss carryforwards or carrybacks to such Tax Year and, if the payments pursuant to the TRA are limited in the Tax Year (before giving effect to any payments that would be made with respect to the utilization of net operating loss carryforwards and carrybacks to such Tax Year) because IPOCo does not have sufficient taxable income in the Tax Year, then such payments shall be allocable to each Participating Members, WCAS and Walgreens in proportion to the respective TRA payments that would have been made to each of them if IPOCo had in fact sufficient taxable income so that there had been no such limitation and, for the avoidance of doubt, without regard to the year of origination of the Participating Members’ Basis Step-up, Walgreens’ Basis Step-up and WCAS’ Basis Step-up.

Section 14.4.IPO Initiation.

(a) At any time on or after August 19, 2022, Walgreens may, without the consent of the Company or any other Member, cause the Company to initiate an IPO in accordance with this Article XIV. Walgreens may determine that such IPO include a secondary public offering of Equity Securities, in which case Section 2(e) of the Registration Rights Agreement dated as of August 19, 2019, by and among the Company, the Original Investors and the other parties thereto shall apply to such IPO.

(b) In order to exercise its rights under Section 14.4(a), Walgreens may deliver to the Board a notice (an “IPO Election Notice”) requesting the Company to consummate an IPO, in which case, the Company and each other Member shall use commercially reasonable efforts to each promptly take, and cause each of its Subsidiaries, officers, directors, employees, agents and representatives to promptly take, all such actions and cause to be done all such things within its control as may be reasonably requested by Walgreens in connection with any such IPO or otherwise in connection with the exercise of the IPO Right (as defined below). Such actions shall include, in each case as reasonably requested by Walgreens or its representatives, (i) causing the Company or the IPOCo to promptly engage such financial advisors, accountants, legal advisors and other non-legal advisors as may be determined by Walgreens (and the Members shall waive, and cause their Affiliates to waive, any conflicts of interest resulting from the engagement of such Persons by the Company or the IPOCo), (ii) taking the actions described in Sections 14.1, 14.2, and 14.3, (iii) amending, modifying, repealing or restating the governing, constituent or organizational documents of the Company and/or its Subsidiaries, (iv) participating in and otherwise facilitating any due diligence process, (v) preparing, commenting on, revising or modifying the registration statement, prospectus, investor and/or rating agency materials, SEC correspondence and any other necessary documentation, including any amendments to any of the foregoing, in each case, as may be reasonably requested by Walgreens, (vi) implementing all necessary corporate governance procedures and policies, including those related to whistleblowers, affiliate transactions, insider trading, Regulation FD, any listing or FINRA code of business conduct or ethics, (vii) appointing qualified independent directors as requested by Walgreens, (viii) engaging a “big four” accounting firm and (ix) participating in rating agency meetings, road shows and any other investor presentations. Without limiting the foregoing, following the delivery of an IPO Election Notice, the Company and the other Members shall use reasonable best efforts to effect an IPO on such terms and conditions as may be requested by Walgreens so long as one or more investment banks or underwriters selected by Walgreens are prepared to underwrite such IPO (such right, the “IPO Right”). The Company shall keep Walgreens regularly apprised of the status of effecting such a transaction, and shall consult with Walgreens prior to making any material decisions relating thereto.

(c) Notwithstanding anything else in this Section 14.4 ,Walgreens may, without prejudice to its right to deliver additional IPO Election Notices at future dates, notify the Company that it withdraws and/or revokes its request that the Company effect an IPO, in which case, the Company or the applicable IPOCo shall immediately withdraw any registration statement on Form S-1 (or successor or similar form of the applicable jurisdiction) that has been filed to effect an IPO pursuant to an IPO Right and shall cease any further actions or efforts in respect of such IPO.

Section 14.5.Further Assurances. Subject to Section 15.9, in connection with a Conversion effected by the Board in accordance with this Article XIV, each Member shall take any and all such action and execute and deliver any and all such instruments and other documents as the Board may reasonably request in order to effect or evidence such Conversion, including a stockholders agreement containing, to the extent then applicable, substantially the same terms as set forth in this Agreement. Without limiting the generality of the foregoing, no Member shall have or be entitled to exercise any dissenters rights, appraisal rights or other similar rights in connection with such Conversion.

ARTICLE XV.

MISCELLANEOUS

Section 15.1.Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

Section 15.2.Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors; provided that no Person claiming by, through or under a Member, as distinct from such Member itself, shall have any rights as, or in respect to, a Member (including the right to approve or vote on any matter or to notice thereof). Notwithstanding anything in this Agreement to the contrary, subject to compliance with the terms of this Agreement, each Member shall have the right to assign its interests hereunder in whole or in part to any transferee of the Company Equity Securities held by such Member in compliance with this Agreement. Notwithstanding anything herein to the contrary, a Member shall not be entitled to transfer any of its rights under Section 3.2 or 4.2, in each case other than to a Designated Affiliate.

Section 15.3.Amendments and Waivers. The Board may, by resolution or other action of the Board, amend, amend and restate, modify, waive the application of (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or supplement the terms and provisions of this Agreement or the Certificate, in any such case, without the consent of or any action by any of the Members or Members, including, without limitation, in connection with the creation and/or issuance of any additional Units in accordance with Section 2.9 hereof; provided, that no provision of this Agreement may be modified or amended in a manner adverse to any Investor if such modification or amendment adversely affects such Investor disproportionately relative to the other Investors except with the written consent of such Investors; provided, further, that modifications regarding consent rights, information rights, rights with respect to a Sale Transaction, preemptive rights pursuant to Article XI, a Member’s right to appoint the number of Managers to the Board pursuant to Section 3.2, the put/call rights in Article IX or the provision that provides that no Member is required to make capital contributions (and in each case, all relevant definitions set forth in Article I) each shall be deemed to disproportionately affect each Investor so as to require written consent. For the avoidance of doubt, and notwithstanding anything to the contrary above the authorization and issuance of additional Units, whether of a new or existing class, subclass or series of Units, at the direction of the Board pursuant to Section 2.9 as consideration in any acquisition by the Company or a Subsidiary thereof or in connection with any equity investment in the Company, whether such additional Units are junior, senior or pari passu with one or more classes, subclasses or series of existing Units, and the amendment of this Agreement and Schedules A and B hereto to reflect the terms and relative rights, preferences or privileges of such additional Units, shall not require the approval of any Member, even if the issuance of such additional Units would have a dilutive effect on the economic, governance, voting or other rights of one or more classes or series of Units. Each Member shall be bound by any amendment, amendment and restatement, modification, waiver, or supplement to the terms and provisions of this Agreement effected in accordance with this Section 15.3, whether or not such Member has consented thereto.

Section 15.4.Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and shall be given to any Member at its address or facsimile number shown in the Company’s books and records, or, if given to the Company, at the following address:

100 Technology Center Dr.

Stoughton, MA 02072

Attention: Chief Executive Officer

Each proper notice shall be effective upon any of the following: (i) personal delivery or e-mail to the recipient, (ii) one Business Day after being sent by facsimile to the recipient (with hard copy sent to the recipient by reputable overnight courier service that same day or the next Business Day (charges prepaid)), (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) five business days after being deposited in the mails (first class or airmail postage prepaid).

Section 15.5.Counterparts. This Agreement may be executed in any number of counterparts (including by means of signature pages sent by facsimile or other electronic means), all of which together shall constitute a single instrument.

Section 15.6.Entire Agreement. This Agreement and the other documents and agreements referred to herein or entered into concurrently herewith embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein and therein. This Agreement and such other documents and agreements supersede all prior (but not contemporaneous) agreements and understandings between the parties with respect to such subject matter.

Section 15.7.Jurisdiction. Except as expressly provided below, any suit, action or proceeding under or with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware and each of the Company and the Members hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Each of the Company and the Members hereby irrevocably waives any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

Section 15.8.Section Titles. Section titles and headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

Section 15.9.Termination of Certain Provisions. In the event that the Company is converted to a corporation pursuant to Article XIV hereof, the provisions of this Agreement shall terminate upon consummation of such Qualified Public Offering (other than Article XII and as contemplated by Section 14.1).

Section 15.10.Intended Third Party Beneficiaries. Each Indemnitee that is not a direct party hereunder for purposes of Section 3.8 of this Agreement is and shall be considered an express third-party beneficiary for purposes of Section 3.8 of this Agreement and shall be entitled to enforce this Agreement to the same extent as a party hereunder.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Limited Liability Company Agreement as of the day and year first above written.

THE COMPANY:	SHIELDS HEALTH SOLUTIONS PARENT, LLC

	By:	/s/ John J. Lucey
Name: John J. Lucey
Title: Manager

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Limited Liability Company Agreement as of the day and year first above written.

MEMBER:	JOHN M. SHIELDS 2019 IRREVOCABLE TRUST

	By:	/s/ Doug Hawkins
Name: Doug Hawkins
Title: Trust Officer

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Limited Liability Company Agreement as of the day and year first above written.

MEMBER:	SHIELDS SPECIALTY PHARMACY HOLDINGS, LLC

	By:	/s/ John M. Shields
Name: John M. Shields
Title: Manager

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Limited Liability Company Agreement as of the day and year first above written.

MEMBER:

/s/ Lee Cooper
Lee Cooper

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Limited Liability Company Agreement as of the day and year first above written.

MEMBER:	DIGNITY HEALTH

	By:	/s/ Alyssa C. Rieder
Name: Alyssa C. Rieder
Title: VP and Chief Investment Officer

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Limited Liability Company Agreement as of the day and year first above written.

MEMBER:	COMMONSPIRIT HEALTH

	By:	/s/ Rich Roth
Name: Rich Roth
Title: Chief Strategic Innovation Officer

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Limited Liability Company Agreement as of the day and year first above written.

MEMBER:	WCAS SHIELDS HOLDINGS, LLC

	By:	/s/ Brian Regan
Name: Brian Regan
Title: Authorized Officer

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Limited Liability Company Agreement as of the day and year first above written.

MEMBERS:	WALGREEN CO.

	By:	/s/ Mark Vainisi
Name: Mark Vainisi
Title: Senior Vice President – Global M&A, Walgreens Boots Alliance, Inc.

WBA ACQUISITION 4, LLC

	By:	/s/ Mark Vainisi
Name: Mark Vainisi
Title: Senior Vice President – Global M&A, Walgreens Boots Alliance, Inc.